Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 4, 2012, among NVT Networks, LLC (“Networks”), NVT License Company, LLC (“LicenseCo”), NVT Birmingham, LLC (“NVT Birmingham”), NVT Birmingham Licensee, LLC (“Birmingham Licensee”), NVT Mason City, LLC (“NVT Mason City”), NVT Mason City Licensee, LLC (“Mason City Licensee”), NVT Portland, LLC (“NVT Portland”), NVT Portland Licensee, LLC (“Portland Licensee”), NVT Hawaii, LLC (“NVT Hawaii”), NVT Hawaii Licensee, LLC (“Hawaii Licensee”), NVT Wichita, LLC (“NVT Wichita”), NVT Wichita Licensee, LLC (“Wichita Licensee”), NVT Topeka, LLC (“NVT Topeka”), NVT Topeka Licensee, LLC (“Topeka Licensee”), NVT Savannah, LLC (“NVT Savannah”), NVT Savannah Licensee, LLC (“Savannah Licensee”), NVT Youngstown, LLC (“NVT Youngstown”) and NVT Youngstown Licensee, LLC (“Youngstown Licensee,” and collectively with Networks, LicenseCo, NVT Birmingham, Birmingham Licensee, NVT Mason City, Mason City Licensee, NVT Portland, Portland Licensee, NVT Hawaii, Hawaii Licensee, NVT Wichita, Wichita Licensee, NVT Topeka, Topeka Licensee, NVT Savannah, Savannah Licensee and NVT Youngstown, each a “Seller” and sometimes referred to collectively as “Seller” or “Sellers”), and LIN Television Corporation (the “Buyer”).

Recitals

A.            Seller owns and operates the following television broadcast stations, in each case together with such translator stations that are licensed to Seller (each, a “Station” and collectively, the “Stations”), pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):

WIAT(TV), Birmingham, Alabama	KSNK(TV), McCook, Nebraska
KIMT(TV), Mason City, Iowa	KSNT(TV), Topeka, Kansas
KOIN(TV), Portland, Oregon	KETM-LP, Emporia, Kansas
KHON-TV, Honolulu, Hawaii	KMJT-LP, Ogden, Kansas
KHAW-TV, Hilo, Hawaii	KTMJ-CA, Topeka, Kansas
KAII-TV, Wailuku, Hawaii	WJCL(TV), Savannah, Georgia
KSNW(TV), Wichita, Kansas	WKBN-TV, Youngstown, Ohio
KSNC(TV), Great Bend, Kansas	WYFX-LD, Youngstown, Ohio
KSNG(TV), Garden City, Kansas	KSNL-LD, Salina, Kansas

B.            Simultaneously with the execution of this Agreement, Vaughan Acquisition LLC, KTKA Television, LLC, WTGS Television, LLC and WYTV Television, LLC (collectively, the “PBC Buyer”), PBC Broadcasting, LLC (“PBC Broadcasting”) and the subsidiaries of PBC Broadcasting (collectively, the “PBC Seller”) are entering into an Asset Purchase Agreement (the “PBC APA”) with respect to certain other television broadcast stations to which Networks and its subsidiaries provide certain services (the “PBC Stations”) pursuant to the terms and subject to the conditions of certain joint sales agreements, shared services agreements and similar or related agreements by and among subsidiaries of Networks and PBC Seller (collectively, the “PBC Services Agreements”).

C.            Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (as defined below).

Agreement

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
PURCHASE OF ASSETS

1.1.          Station Assets.  On the terms and subject to the conditions hereof, at Closing (as defined below), except as set forth in Section 1.2, Seller shall sell, assign, transfer, convey and deliver to Buyer, in each case free and clear of all Liens (as defined below) other than Permitted Liens (as defined below), and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets, properties and rights of Seller, real and personal, tangible and intangible, that are used or held for use in the Business (as defined below) (the “Station Assets”), including the following:

(a)           all licenses, permits and other authorizations issued to Seller by the FCC (the “FCC Licenses”), and all licenses, permits and authorizations issued by any federal, state or local governmental authority other than the FCC, including those described on Schedule 1.1(a), and including any applications therefor and renewals or modifications thereof between the date hereof and Closing;

(b)           all of Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the Business, in each case together with all warranties relating thereto, including those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in accordance with Article 4 (the “Tangible Personal Property”) (for purposes of this Agreement, “Business” shall mean collectively the business and operation of the Stations and the Station Assets or, as applicable, the exercise or performance of Sellers’ rights or obligations under the PBC Services Agreements);

(c)           all of the real property (i) owned in fee simple by Seller, (ii) leased, subleased or licensed to Seller, or (iii) leased, subleased or licensed by Seller, and used or held for use in the Business (including any appurtenant easements, building, structures, fixtures and other improvements located thereon), including those listed on Schedules 1.1(c)(i), (ii) and (iii), respectively, together with all leases made between the date hereof and Closing in accordance with Article 4 (the “Real Property”);

(d)           all agreements for the sale of advertising time and all other contracts, agreements, leases and licenses used or held for use in the Business, including those listed on Schedule 1.1(d) (which shall be organized, as applicable, on a Station-by-Station basis, if such contract only applies to one Station, or on a “Station group,” “multi-Station” or “group-wide”

basis, if such contract applies to more than one Station), together with all contracts, agreements, leases and licenses made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”), provided, however, the Real Property Leases (as defined below) shall not be included in the definition of Station Contracts;

(e)           all intellectual property and rights thereunder, including all rights in and to the call letters and trademarks, trade names, service marks, patents, inventions, trade secrets, know-how, Internet domain names, websites, web content, databases, software programs or applications (including user-applications), copyrights, programs and programming material, jingles, slogans, logos and other intangible property (the “Intellectual Property”) owned by or licensed to Seller and used or held for use in the Business, in each case together with all goodwill associated therewith, including all Intellectual Property listed on Schedule 1.1(e) (the “Intangible Property”);

(f)            all amounts payable to Seller, if any, from the United States Copyright Office or such arbitral panels as may be appointed by the United States Copyright Office that relate to the Business for the period prior to the Effective Time and that have not been paid to Seller as of the Effective Time;

(g)           Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the Business, including the Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (as defined below); and

(h)           Seller’s ownership interest in and to Sylvan Tower Company, Maui Television Broadcasters, LLC and Rural Oregon Wireless Television.

1.2.          Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest of Seller therein (the “Excluded Assets”):

(a)           all cash and cash equivalents of Seller, including certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

(b)           all tangible and intangible personal property of Seller sold, transferred, retired or otherwise disposed of between the date of this Agreement and Closing in accordance with Article 4;

(c)           all Station Contracts and Real Property Leases that are terminated or expire prior to Closing in accordance with Article 4;

(d)           the name “New Vision” and any derivation thereof (including “NVT” and “NV”), Seller’s corporate and trade names unrelated to the Business, charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Stations, and all records not relating to the Business;

(e)           all contracts of insurance (including Seller’s contracts of health and dental insurance), all coverages and proceeds thereunder and all rights in connection therewith, including rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

(f)            all pension, profit sharing plans, trusts and any trusts established to fund benefits under any employee welfare benefit plan and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

(g)           any non-transferable shrink-wrapped, computer software and any other non-transferable computer licenses that are not material to the Business;

(h)           all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Business, to the extent arising during or attributable to any period prior to the Effective Time (as defined below);

(i)            all claims of Seller with respect to any Tax (as defined below) refunds (except to the extent Buyer is economically responsible for the underlying Tax);

(j)            computers and other tangible assets located at, or contracts or contract rights relating solely to, the corporate offices of Seller in Atlanta, Georgia and Los Angeles, California;

(k)           the assets listed on Schedule 1.2(k);

(l)            Seller’s Accounts Receivable (as defined below);

(m)          intercompany accounts receivable and intercompany accounts payable among any of Sellers or among Sellers and PBC Seller;

(n)           the leases described on Schedule 1.2(n) for the corporate offices leased to Seller located in Atlanta, Georgia and Los Angeles, California (the “Corporate Leases”); and

(o)           the limited liability company membership interests in Sellers owned by Networks and LicenseCo.

1.3.          Assumption of Obligations.  On the Closing Date (as defined below), Buyer shall assume (i) the liabilities and obligations with respect to the Business arising on and after the Effective Time including the liabilities and obligations of Seller under the Station Contracts (including the capital leases listed on Schedule 1.1(d)) and the Real Property Leases (excluding for all purposes hereunder any liabilities or obligations under such Station Contracts and Real Property Leases arising out of or relating to any breach, default or non-performance by Seller occurring prior to the Effective Time) and the FCC Licenses, (ii) the obligations described in Section 5.7 as being the responsibility of Buyer, (iii) any liability or obligation to the extent of the amount of credit received by Buyer under Section 1.6 and (iv) liabilities for Taxes of Buyer and any Taxes with respect to the Stations or the Station Assets that are attributable to any period or portion thereof on and after the Effective Time (collectively, the “Assumed Obligations”).  Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller or any of its affiliates (the “Retained Obligations”).  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Retained Obligations shall include (i) except as expressly set forth in Section 5.7, any liabilities or obligations relating to, resulting from or arising out of any Seller Employee Benefit Plan or ERISA Affiliate Plan (each as defined below), including Seller’s withdrawal liability for the Hawaii multiemployer plan, (ii) except as expressly contemplated by Section 5.7 (including with respect to Buyer’s liability for severance payments required to be made to Transferred Employees), any liabilities or obligations relating to, resulting from or arising out of the employment, engagement or termination by Seller of any current or former employees, directors or consultants, including, as applicable, any Stay Bonuses (as defined below), all unused sick time as of the Closing Date for the Transferred Employees that is used by such Transferred Employees prior to December 31 of the calendar year in which the Closing occurs (for purposes of this Section 1.3, the “Sick Pay Amount”) (and on or before January 15 of the calendar year following the calendar year in which the Closing occurs, Buyer shall deliver Seller a written report reasonably detailing the Sick Pay Amount and Seller shall pay Buyer the Sick Pay Amount within ten (10) business days after such delivery) and any agreements or contracts providing for payments to be made to Station general managers or other Station Employees in connection with certain liquidity events with respect to any Station or any increase in the fair market value or EBITDA of any Station, (iii) liabilities or obligations in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise of Seller, or any other intercompany obligations or liabilities, except for the capital leases listed on Schedule 1.1(d) which shall be Assumed Obligations, (iv) liabilities or obligations relating to or arising solely out of the Excluded Assets, (v) liabilities for Taxes of Seller and any Taxes with respect to the Stations or the Station Assets that are attributable to any period or portion thereof ending before the Effective Time, (vi) liabilities or obligations of Seller under this Agreement, the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, (vii) liabilities or obligations under the PBC Services Agreements, that certain Local Marketing Agreement, dated as of September 30, 2009, by and among LicenseCo and its subsidiaries and Networks (the “Networks LMA”), the NVT Option Agreements (as defined below) and the PBC Option Agreements (as defined below), (viii) liabilities or obligations under any agreement between Seller and the FCC (including, for the avoidance of doubt, any agreement between Seller and the FCC entered into pursuant to Section 1.9(c) or 4.1(r)), (ix) liabilities or obligations under Station Contracts and the Real Property Leases to the extent such liabilities or obligations relate to the period prior to the Effective Time, (x) any fines, liabilities or obligations imposed by the FCC to the extent attributable to the operation of the Business prior to the Effective Time and (xi) liabilities or obligations from the Business arising prior to the Effective Time, except as otherwise expressly provided pursuant to the terms and subject to the conditions of this Agreement and except for the Assumed Obligations.

1.4.          Purchase Price.  In consideration for the sale of the Station Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Obligations, pay to Seller the sum of $330,400,000 (the “Purchase Price”), subject to adjustment as provided in this Agreement.  The Purchase Price shall be paid at Closing by wire transfer in immediately available funds to an account(s) designated by Seller, less the Indemnity Escrow Deposit which shall be delivered by Buyer to the Escrow Agent in accordance with Section 1.5(b) below.

1.5.          Escrow Deposit; Escrow Reserve.

(a)           Upon execution and delivery of this Agreement and the PBC APA and pursuant to the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) among Buyer, Seller and U.S. Bank National Association (the “Escrow Agent”), Buyer shall deposit in escrow with the Escrow Agent in cash an amount equal to $33,500,000 (the “Escrow Deposit”) to be held by the Escrow Agent in an escrow fund (the “Escrow Deposit Fund”) pursuant to the terms of this Agreement and the Escrow Agreement.  The Escrow Deposit Fund shall be released to Seller in accordance with Section 10.5 hereof and to Buyer in accordance with Section 10.7 hereof.  In any event, all interest on, or other proceeds of, the Escrow Deposit Fund shall accrue for the benefit of Buyer until such time as the Escrow Deposit Fund is released, at which point such interest or proceeds shall be released to Buyer regardless of whether such release is made to Seller pursuant to Section 10.5 hereof or Buyer pursuant to Section 10.7 hereof.

(b)           On the Closing Date, Buyer shall deposit with and transfer to the Escrow Agent in immediately available funds an amount equal to $33,040,000 (the “Indemnity Escrow Deposit”).  The Indemnity Escrow Deposit shall be held, together with the “Indemnity Escrow Deposit” (as defined in the PBC APA), by the Escrow Agent in an escrow fund (the “Indemnity Escrow Fund”) pursuant to this Agreement and the Indemnity Escrow Agreement for a period of twelve (12) months following the Closing Date, except to the extent earlier released to Seller as provided herein or to the Buyer Indemnified Parties (as defined below) or the “Buyer Indemnified Parties” (as defined in the PBC APA), as applicable, to satisfy any indemnity obligations of Seller or PBC Seller, as applicable, to the Buyer Indemnified Parties under this Agreement or the “Buyer Indemnified Parties” (as defined in the PBC APA) under the PBC APA, as applicable, pursuant to the terms of this Agreement and the Indemnity Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Indemnity Escrow Agreement”).  Notwithstanding the foregoing, on and as of the date that is six (6) months following the Closing Date, Buyer, PBC Buyer, Sellers and PBC Seller shall instruct Escrow Agent to release to Sellers (or as directed by Sellers and PBC Seller) from the Indemnity Escrow Fund an amount equal to the product of (1) (x) $16,750,000 less (y) the amount of any claims by the Buyer Indemnified Parties for indemnification under this Agreement or any claims by the “Buyer Indemnified Parties” (as defined in the PBC APA) for indemnification under the PBC APA, as applicable, outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement or the PBC APA, as applicable, and the Indemnity Escrow Agreement and less (z) the sum of the amount of all unpaid Closing Date Adjustments, if any, payable by Seller pursuant to Section 1.6 plus the amount of all unpaid “Closing Date Adjustments” (as defined in the PBC APA), if any, payable by PBC Seller pursuant to Section 1.6 of the PBC APA, multiplied by (2) the Applicable Seller Portion (as defined below).  On the date that is twelve (12) months following the Closing Date, Buyer, PBC Buyer, Sellers and PBC Seller shall instruct the Escrow Agent to release to Sellers (or as directed by Sellers and PBC Seller) from the Indemnity Escrow Fund an amount equal to the product of (i) (a) the amount of funds then held by the Escrow Agent in the Indemnity Escrow Fund (including all interest earned thereon and not including, for the avoidance of doubt, any amounts released prior to such date pursuant to the terms and subject to the conditions of this Agreement, the PBC APA and the Indemnity Escrow Agreement) less (b) the amount of any claims by the Buyer Indemnified Parties for indemnification under this Agreement or any claims by the “Buyer Indemnified Parties” (as defined in the PBC APA) for indemnification under the PBC APA, as applicable, outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement or the PBC APA, as applicable, and the Indemnity Escrow Agreement, multiplied by (ii) the Applicable Seller Portion.  Promptly following final and conclusive resolution of any such claims, the Escrow Agent shall pay to the Buyer Indemnified Parties any amounts due to the Buyer Indemnified Parties under Seller’s indemnity set forth herein or shall pay to the “Buyer Indemnified Parties” (as defined in the PBC APA) any amounts due to such Buyer Indemnified Parties under PBC Seller’s indemnity set forth in the PBC APA and shall disburse to Seller (or as directed by Sellers and PBC Seller) an amount equal to the product of (x) the remainder of the Indemnity Escrow Fund, if any, plus all accrued interest thereon, multiplied by (y) the Applicable Seller Portion.  For purposes of this Agreement, the “Applicable Seller Portion” shall be equal to the proportion that the Purchase Price payable pursuant to Section 1.4 bears to the sum of such Purchase Price plus the “Purchase Price” (as defined in the PBC APA) payable pursuant to Section 1.4 of the PBC APA.  Notwithstanding anything to the contrary in this Agreement, any obligations for which Seller is liable to Buyer under Section 1.6 of this Agreement or any Damages (as defined below) for which Seller is liable to the Buyer Indemnified Parties under Article 9 of this Agreement shall be first satisfied out of the Indemnity Escrow Fund.  The parties acknowledge and agree that the Indemnity Escrow Fund covers indemnification claims under both this Agreement and the PBC APA and that Section 1.5(b) of the PBC APA shall work in concert with this Section 1.5(b).

1.6.          Prorations and Adjustments.  All income and expenses arising from the Business, including, without limitation, Assumed Obligations and prepaid expenses, ad valorem and property taxes and assessments (but excluding Seller’s Accounts Receivable), annual regulatory fees payable to the FCC, power and utilities charges, and rents and similar prepaid and deferred items (including deferred revenue) shall be prorated between Seller and Buyer in accordance with GAAP to reflect the principle that Seller shall be entitled to all income and be responsible for all expenses arising from the Business through the Effective Time and Buyer shall be entitled to all income and be responsible for all expenses arising from the Business after the Effective Time.  Notwithstanding anything in this Section 1.6 to the contrary, (i) except as set forth herein, with respect to Trade Agreements (as defined below) for the sale of time for goods or services assumed by Buyer, if at the Effective Time, the Trade Agreements have an aggregate negative balance (i.e., the amount by which the value of air time the Stations are obligated to provide after the Effective Time exceeds the fair market value of corresponding goods and services to be received by the Stations after such date), there shall be no proration or adjustment, unless the aggregate negative balance of the Stations’ Trade Agreements exceeds $150,000, in which event such excess shall be treated as prepaid time sales of Seller, and adjusted for as a proration in Buyer’s favor, (ii) there shall be no proration under this Section 1.6 to the extent there is an aggregate positive balance with respect to the Stations’ Trade Agreements and (iii) there shall be no proration under this Section 1.6 for Program Rights (as defined below) agreements except to the extent that any payments or performance due under such Program Rights agreements relate to a payment period that straddles the Effective Time.  For purposes of this Agreement, (i) “Trade Agreement” means any contract, agreement or commitment, oral or written, other than film and program barter agreements, pursuant to which Seller has agreed to sell or trade commercial air time or commercial production services of a Station in consideration for any property or service in lieu of cash and (ii) “Program Rights” means all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.  The prorations and adjustments to be made pursuant to this Section 1.6 are referred to as the “Closing Date Adjustments.”  Three (3) business days prior to the Closing Date, Seller shall estimate all Closing Date Adjustments pursuant to this Section 1.6 and shall deliver a statement of its estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates).  At the Closing, the net amount due to Buyer or Seller as a result of the estimated Closing Date Adjustments (excluding any item that is in good faith dispute) shall be applied as an adjustment to the Purchase Price, as appropriate.  Within sixty (60) days after the Closing, Buyer shall deliver to Seller a statement of any adjustments to Seller’s estimate of the Closing Date Adjustments, and no later than the close of business on the 20th day after the delivery of such statements (the “Payment Date”), Buyer shall pay to Seller, or Seller shall pay to Buyer (which shall be satisfied out of the Indemnity Escrow Fund), as the case may be, any amount due as a result of the adjustment (or, if there is any good faith dispute, the undisputed amount).  Except with respect to items that Seller notifies Buyer that it objects to prior to the close of business on the date that is at least one (1) business day prior to the Payment Date, the adjustments set forth in Buyer’s statement shall be final and binding on the parties effective at the close of business on the Payment Date.  If Seller disputes Buyer’s determinations or Buyer disputes Seller’s determinations, the parties shall consult with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties within thirty (30) business days after the Payment Date.  If such thirty (30) business day consultation period expires, and the dispute has not been resolved, then the parties shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer, or any of their respective affiliates (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto as promptly as practicable; provided that if Seller and Buyer cannot agree, the Independent Accountant shall be selected by an accounting firm designated by Buyer and an accounting firm designated by Seller.  The determination by the Independent Accountant on the matter shall be binding.  If an Independent Accountant is engaged pursuant to this Section 1.6, the fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in inverse proportion as such parties may prevail on the resolution of the disagreement which proportionate allocation also will be determined by the Independent Accountant and be included in the Independent Accountant’s written report, and an appropriate adjustment and payment shall be made within three (3) business days of the resolution by the Independent Accountant, which resolution shall be rendered within thirty (30) business days after such submission.

1.7.          Allocation.  All amounts constituting consideration within the meaning of and for the purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) shall be allocated among the Station Assets and any other rights acquired by Buyer hereunder, as applicable, in the manner required by Section 1060 of the Code and, subject to reasonable adjustments at or following the Closing to reflect changes in the fair market value of the Station Assets occurring following the date hereof, as set forth on Schedule 1.7.

1.8.          Closing.

(a)           Except as otherwise provided on Schedule 1.8:

(i)            The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place at the offices of Locke Lord LLP, Terminus 200, 3333 Piedmont Road, NE, Suite 1200, Atlanta, Georgia 30305, at 10:00 a.m. Atlanta time on the fifth (5th) business day after the date of the later of (A) the FCC Consent (as defined below) shall have been granted and shall be in full force and effect and shall have become a Final Order (as defined below), and (B) HSR Clearance (as defined below) (the “Primary Closing Date”), subject to the satisfaction or waiver of the conditions to Closing set forth herein, or on such other date or at such other location as is mutually agreeable to Buyer and Seller; provided, however, that, notwithstanding Section 6.3, Buyer in its sole discretion and upon ten (10) days prior written notice to Seller may waive the requirement that the FCC Consent become a Final Order if, in connection therewith, the parties execute and deliver at Closing a mutually acceptable unwind agreement relating to the transactions contemplated hereby (the “Unwind Agreement”); provided, further, that in no event shall the Closing occur prior to August 1, 2012.

(ii)           Notwithstanding Section 1.8(a)(i) above, if the Marketing Period (as defined below) has not ended as of the Primary Closing Date, then the Closing shall occur instead on the date that is the earliest to occur of (A) any business day before or during the Marketing Period as may be specified by Buyer on no less than five (5) business days’ prior notice to Seller and (B) the business day immediately following the final day of the Marketing Period, or on such other date as is mutually agreeable to Buyer and Seller (the “Extended Closing Date”), subject to the satisfaction or waiver of the conditions to Closing set forth herein; provided, however, that in no event shall the Closing occur prior to August 1, 2012.

(iii)          A breach by a party of its obligations to effect the Closing pursuant to the terms and subject to the conditions of this Agreement, including this Section 1.8, shall be subject to Section 10.1(b) or Section 10.1(c), as applicable (and shall not be subject to the Cure Period).

(b)           For purposes hereof, “Marketing Period” means the first period of twenty (20) consecutive business days after the date hereof throughout which (i) Buyer shall have the Required Financial Information (as defined herein) and (ii) nothing has occurred and no condition exists that would cause any of the conditions to Closing set forth in Article 7 of this Agreement (other than the conditions set forth in Section 7.3 and Section 7.6 and those conditions that by their nature cannot be satisfied until the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive business day period; provided, that, without Buyer’s consent, in no event shall the Marketing Period be deemed to begin prior to the later of receipt of the HSR Clearance and the initial grant of the FCC Consent (irrespective of whether such FCC Consent shall have become a Final Order); and provided, further, that if the financial statements included in the Required Financial Information that is available to Buyer on the first business day of such twenty (20) business day period (A) would not be sufficiently current on any day during such twenty (20) business day period to permit a registration statement using such financial statements to satisfy the requirements under Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on the last day of such twenty (20) business day period or (B) would not permit Seller’s independent accounting firm to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of such twenty (20) consecutive business day period, then a new twenty (20) business day period shall commence upon Buyer’s receipt of updated Required Financial Information that would be sufficiently current to permit the actions described above in (A) and (B) on the last day of such twenty (20) business day period; provided, that the days from and including November 21, 2012 to and including November 23, 2012 shall not be included in determining such twenty (20) consecutive business day period and if such twenty (20) consecutive business day period has not ended (x) on or prior to August 20, 2012, then it will not commence until September 5, 2012 and (y) on or prior to December 17, 2012, then it will not commence until January 3, 2013.

(c)           The date on which the Closing is to occur is referred to herein as the “Closing Date” and 12:01 a.m. on the day of Closing is referred to herein as the “Effective Time”; provided, however, that with respect to those certain Station Contracts relating to advertising time on the Stations, the Effective Time shall be deemed to be 5:00 a.m., local time, on the Closing Date.  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article 10 hereof, Buyer and Seller shall jointly request one or more extensions of the effective period of the FCC Consent; provided, however, that no such extension of the FCC Consent shall limit the right of either party to exercise such party’s rights under Article 10.

1.9.          Governmental Consents.

(a)           Within five (5) business days of the date of this Agreement, Buyer and Seller shall file one or more applications with the FCC (collectively, the “FCC Application”) requesting (i) FCC consent to the assignment of the FCC Licenses to Buyer or, as may be designated by Buyer and subject to Section 11.3 hereof, any affiliate of Buyer, and (ii) FCC consent and authorization to permit Buyer, pursuant to Note 5 to Section 73.3555 of the FCC Rules (as defined below), to operate KSNC(TV) as a satellite of KSNW(TV) and KHAW-TV and KAII-TV as satellites of KHON-TV (the “Satellite Waiver”).  FCC consent to the assignment to Buyer of the FCC Licenses and grant of the Satellite Waiver is referred to herein as the “FCC Consent”.  Each party shall promptly provide to the other parties a copy of any pleading, order or other document served on it relating to the FCC Application or the FCC Consent, and Buyer and Seller shall each oppose any petitions to deny or other objections filed with respect to the FCC Application and any requests for reconsideration or review of any FCC Consent to the extent that any such petitions, objections, or requests for reconsideration relate to such party.  Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible; provided, however, except as provided in Section 11.1 hereof, neither Buyer nor Seller shall be required to pay consideration to any third party to obtain the FCC Consent.  For purposes of this Agreement, “Final Order” means an Action (as defined below) by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending; and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

(b)           Within thirty (30) days after the date of this Agreement (unless Buyer and Seller mutually agree in writing to another date), Buyer and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation and otherwise diligently take, or cooperate in the taking of, all actions necessary to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment under the HSR Act that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement or the PBC APA on or before the Outside Date (as defined below), including by defending through litigation on the merits any claim asserted in any court by any governmental agency or third party and (ii) avoid or eliminate each and every impediment under the HSR Act that may be asserted by any governmental agency with respect to the transactions contemplated by this Agreement or the PBC APA so as to enable the consummation of such transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date).  Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance”.

(c)           The FCC Licenses of the Stations expire on the dates corresponding thereto as set forth in Schedule 1.1(a).  If, at any point prior to Closing, an application for the renewal of the FCC License of any Station (a “Renewal Application”) must be filed pursuant to the FCC Rules (as defined below), Seller shall timely execute, file and prosecute with the FCC such Renewal Application in accordance with Section 4.1(b) hereof.  If the FCC Application is granted by the FCC subject to a renewal condition, then, without limitation of Section 1.9(a), the term “FCC Consent” shall be deemed to also include the satisfaction of such renewal condition. In order to avoid disruption or delay in the processing of the FCC Application, Buyer agrees, as a part of the FCC Application, to request that the FCC apply its policy permitting the assignment of FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications.  Buyer agrees to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application; provided, however, that nothing set forth in this Section 1.9(c) shall be deemed to amend or modify the provisions of Section 1.3 relating to the Retained Obligations.  In addition, and exclusive of any agreements that Seller enters into pursuant to Section 4.1(r) hereof, Buyer acknowledges that, to the extent reasonably necessary to expedite grant by the FCC of any Renewal Application and thereby to facilitate grant of the FCC Application, Seller shall be permitted to enter into such additional tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against a Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material, (ii) any FCC inquiry regarding a Station’s broadcast of certain video news release or satellite media tour material, or (iii) any other enforcement matters against a Station with respect to which the FCC may permit

Seller to enter into a tolling agreement.  Buyer and Seller shall consult in good faith with each other prior to Seller entering into any such tolling agreement under this Section 1.9(c).

(d)           In connection with their obligations pursuant to this Section 1.9 with respect to pursuing the FCC Consent and the HSR Clearance, Buyer and Seller shall (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental agency and of any material communication received or given in connection with any Action by a private party, in each case with respect to this Agreement, the Stations or the transactions contemplated hereby, (ii) notify each other of all documents filed with or received from any governmental agency with respect to this Agreement, the Stations or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder and (iv) cooperate in all respects with each other in connection with any filing or submission with a governmental agency in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any governmental agency relating to this Agreement, the Stations or the transactions contemplated hereby, including any Action initiated by a private party.  Subject to applicable laws relating to the exchange of information, each of Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to the other party or parties, as the case may be, and their respective affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental agency with respect to this Agreement, the Stations or the transactions contemplated hereby.  The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents”.

ARTICLE 2
SELLERS REPRESENTATIONS AND WARRANTIES

Sellers, jointly and severally, make the following representations and warranties to Buyer as of the date hereof and as of the Closing:

2.1.          Organization.  Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which its respective Station Assets are located.  Each Seller has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.

2.2.          Authorization.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary limited liability company action of Seller and its respective managers, officers and members and do not require any further authorization or consent of Seller or its respective managers, officers or members.  This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3.          No Conflicts.  Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign the Real Property Leases and Station Contracts indicated as requiring consent on Schedule 1.1(c) and Schedule 1.1(d), the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any Real Property Lease required to be listed on Schedule 1.1(c), any Station Contract required to be listed on Schedule 1.1(d), any organizational documents of Seller, or any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority.

2.4.          FCC Licenses.  Except as set forth on Schedule 1.1(a):

(a)           Seller is the holder of the FCC Licenses described on Schedule 1.1(a), which include all of the material licenses, permits, authorizations and registrations of any federal, state or local governmental authority required for or otherwise material to the present operation of the Stations.  Those Stations identified as “satellite” Stations on Schedule 1.1(a) either (i) have been granted a waiver of the FCC’s multiple ownership rules pursuant to Note 5 of Section 73.3555 of the FCC Rules or (ii) may operate as “satellite” Stations without waiver of the rules, regulations and policies of the FCC (the “FCC Rules”).  The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired.  There is not pending any Action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability).  There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Stations or against Seller with respect to the Stations that could reasonably be expected to result in any such action.  Except as set forth in Schedule 1.1(a), the FCC Licenses have been issued for the full terms customarily issued by the FCC for each class of Station, and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of Station.  The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the FCC Rules (collectively, the “Communications Laws”).  Except as set forth in Schedule 1.1(a), there are no matters relating to Seller that might reasonably be expected to result in the FCC’s denial or material delay of approval of the FCC Application.

(b)           Schedule 1.1(d) contains, as of the date hereof, (i) a list of all retransmission consent agreements with multi-channel video programming distributors, including cable systems, telephone companies, and DBS systems (together, “MVPDs”) with more than 5,000 subscribers with respect to each Station, and (ii) a list of the MVPDs that, to the knowledge of Seller, carry any Station and, except in the case of any Specified Network Affiliate (as defined in Schedule 1.1(d)), have more than 5,000 subscribers outside such Station’s Nielsen

Designated Market Area (“DMA”); provided, however, that the list of MVPDs referenced in the foregoing clause (ii) shall be updated prior to Closing to reflect all MVPDs that, to the knowledge of Seller, carry any Station outside such Station’s DMA, regardless of the Station’s network affiliation and number of subscribers.  Seller has entered into retransmission consent agreements with respect to each MVPD with more than 10,000 subscribers in any of the Stations’ DMAs.  Since January 1, 2011, (x) no MVPD with more than 10,000 subscribers in any of the Stations’ DMAs has provided written notice to Seller of any signal quality issue or has failed to respond to a request for carriage or, to the knowledge of Seller, sought any form of relief from carriage of the Station from the FCC and (y) Seller has not received any written notice from any MVPD with more than 10,000 subscribers in any of the Stations’ DMAs of such MVPD’s intention to delete a Station from carriage or to change a Station’s channel position.

(c)           All material reports and filings required to be filed with the FCC by Seller with respect to the Stations have been timely filed.  All such reports and filings are accurate and complete in all material respects.  Seller maintains appropriate public inspection files at the Stations as required by the FCC Rules.

(d)           Except as set forth on Schedule 2.4(d), during the prior twelve (12) months (i) no Station has been off the air for a period of four (4) or more consecutive days for any reason or (ii) operated at substantially reduced power for a period of fourteen (14) or more consecutive days.

2.5.          Taxes.  Seller has, in respect of the Stations’ business and the Station Assets, (a) filed all foreign, federal, state, county and local Tax Returns which are required to have been filed by it under applicable law, and (b) has paid all Taxes which have become due and payable by Seller.  Except as set forth on Schedule 2.5, no audit or other Action is being conducted or is pending with any governmental agency with respect to Taxes of Seller, and no written notice thereof has been received by Seller.  As used herein, “Taxes” shall mean any federal, state or local net or gross income, gross receipts, sales, use, excise, property, ad valorem, transfer, franchise, license, withholding, payroll, employment and social security, unemployment, and other taxes, fees, assessments or charges of any kind imposed by any governmental authority, together with any associated interest or penalties, and “Tax Returns” means any return, declaration, report, claim for refund, or statement relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

2.6.          Tangible Personal Property.  Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets with respect to each Station.  Except as set forth on Schedule 1.1(b), Seller has good and valid title to the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”), other than Permitted Liens (as defined below).  Except as set forth on Schedule 1.1(b), (i) all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted, have been maintained in accordance with normal industry practice and, to Seller’s knowledge, are free from material defects (patent or latent) and (ii) no third party has any rights to use any such material items of Tangible Personal Property, whether by lease, sublease, license, sublicense or other instrument.  As used herein, “Permitted Liens” means, collectively, those items listed on Schedule 2.6, the Assumed Obligations, liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and with respect to the Real Property, such other easements, rights of way, building and use restrictions, title exceptions, reservations and limitations that do not, individually or in the aggregate, in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations.

2.7.          Real Property.

(a)           Schedules 1.1(c)(i), (ii) and (iii) contain a description of all Real Property included in the Station Assets, which is all of the real property used, or held for use, by Seller in connection with the Business.  Seller has good and marketable fee simple title to the owned Real Property described on Schedule 1.1(c)(i) (the “Owned Real Property”) free and clear of all Liens other than Permitted Liens.  Schedules 1.1(c)(ii) and 1.1(c)(iii) include a description of each lease of Real Property, which with the exception of the Corporate Leases, is all of the leased Real Property used or held for use by such Seller in connection with the Business (the “Real Property Leases”), and, except as set forth on Schedule 2.7(a), true and correct copies of such Real Property Leases, together with any amendments thereto, have been made available to Buyer.  Each of the Real Property Leases required to be listed on Schedules 1.1(c)(ii) and 1.1(c)(iii) is in full force and effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Seller has performed its obligations under each of the Real Property Leases required to be listed on Schedules 1.1(c)(ii) and 1.1(c)(iii) in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Real Property Leases required to be listed on Schedules 1.1(c)(ii) and 1.1(c)(iii) is in default thereunder in any material respect.  Seller has not received written notice that it has breached, violated or defaulted under any Real Property Lease required to be listed on Schedules 1.1(c)(ii) and 1.1(c)(iii).  Seller has good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens other than Permitted Liens.  The Real Property Leases set forth on Schedules 1.1(c)(ii) and 1.1(c)(iii) requiring the consent of a third party to assignment are identified with an asterisk on Schedules 1.1(c)(ii) and 1.1(c)(iii).  To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.

(b)           The buildings, material improvements, installations and facilities included in the Real Property are free of any material physical or mechanical defects with respect to their intended uses, and all building systems (including heating, ventilation, air-conditioning, elevator, other mechanical, electrical, sprinkler, life safety and plumbing systems) are in normal operating condition, ordinary wear and tear excepted, except as described on Schedule 2.7(b) hereof.  All water, sewer, gas electric, telephone, drainage facilities and all other utilities required by law or by normal operation of the Real Property are paid for and adequate to service the Real Property in its present use and to permit compliance in all material respects with all requirements of law and normal usage of the Real Property as currently used by Seller.  The Real Property includes sufficient access to the Stations’ facilities over publicly dedicated and accepted rights of way or other rights of way which Seller has all necessary and proper legal authority to use without material cost.  Except as set forth on Schedule 2.7(b) and, solely with respect to any items of Tangible Personal Property that are not fixtures, other than in the ordinary course of business, all material improvements, installations, Tangible Personal Property and facilities utilized in connection with the Business, including material studios, towers and transmission equipment, are located entirely on the Real Property.

(c)           Seller has not received written notice of any existing plan or study by any public authority or by any other person or entity that challenges or otherwise adversely affects the continuation of the use or operation of any Real Property and has no knowledge of any such plan or study with respect to which it has not received written notice. Except as set forth in the Real Property Leases, to Seller’s knowledge, there is no person or entity in possession of any Owned Real Property other than Seller.  Except as set forth on Schedule 2.7(c), no third party has any right to acquire any of the Owned Real Property or any interest therein.

2.8.          Contracts.  Schedule 1.1(d) sets forth a true and correct list of each Station Contract:

(a)           that is for network affiliation with any of the ABC, CBS, FOX or NBC television networks (each, a “Major Network”) or any other national television network;

(b)           that is a film or program license agreement or similar agreement or contract for Program Rights pursuant to which Seller is obligated to pay fees in excess of $150,000 in the aggregate for such Station Contract;

(c)           that relates to the non-broadcast use of a Station’s digital bitstream or that leases or otherwise grants use of a Station’s licensed spectrum by a third party (other than in connection with a network affiliation agreement disclosed pursuant to Section 2.8(a) above);

(d)           that is a website agreement, including any website hosting agreement or other “new media” or similar Station Contract relating to the development of websites, software or computer programs or applications or otherwise relating to electronic media programs or services that are ancillary to the broadcast operations of one or more of the Stations, in each case that is material to a Station, group of Stations or the Stations, taken as a whole;

(e)           with any affiliate of Seller (other than employment or compensation related agreements or contracts or agreements or contracts relating exclusively to the corporate organization or operation of Seller);

(f)            that is a noncompetition agreement restricting any Seller;

(g)           relating to any ownership interest by Seller in any corporation, partnership, joint venture, other business enterprise or third party or other similar arrangement involving co-investment with a third party;

(h)           that is a local marketing or time brokerage agreement, joint sales agreement, shared services agreement, management agreement, local news sharing agreement or similar agreement (other than the PBC Services Agreements and the Networks LMA);

(i)            with a governmental agency and that involves the aggregate payment or potential payment by or to Seller of more than $50,000 annually;

(j)            that (other than any agreement or contract for Program Rights or on-air talent) (i) involves the aggregate payment or potential payment by or to Seller of more than $50,000 annually or (ii) cannot be terminated within twelve (12) months after giving notice of termination and without resulting in any material cost, penalty or liability to Seller (it being understood that a Station Contract that expires within twelve (12) months of the date hereof in accordance with its terms (and that is not subject by its terms to an extension or automatic renewal period that will be exercised or triggered prior to Closing and that would extend beyond twelve (12) months of the date hereof) shall be treated as terminable within twelve (12) months and shall not require disclosure under this subsection (j)(ii));

(k)           that provides for post-employment or post-consulting liabilities or obligations, including severance pay but excluding any payment liabilities or obligations arising solely in connection with the early termination of a term-based arrangement prior to the expiration of the applicable term, for any Station Employee (as defined below);

(l)            under which payments or obligations will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event other than the failure by Seller to obtain a third-party consent that is required to assign any Station Contract) of any of the transactions contemplated by this Agreement or the PBC APA, or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement or the PBC APA, including, as applicable, any agreements or contracts providing for payments to be made to Station general managers or other Station Employees in connection with certain liquidity events with respect to any Station or any increase in the fair market value or EBITDA of any Station;

(m)          relating to the disposition or acquisition of assets where the fair market value of such assets exceeds $100,000, in each case other than inventory sold in the ordinary course of business;

(n)           with on-air talent or employees or consultants providing services to Seller that involves a commitment for annual consideration with a value in excess of $100,000;

(o)           that contains any collective bargaining or similar agreements; or

(p)           relating to the guarantee (whether absolute or contingent) by Seller of the performance of any third party.

Except as set forth on Schedule 2.8, each of the Station Contracts required to be listed on Schedule 1.1(d) is in full force and effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Except as set forth on Schedule 2.8, Seller has performed its obligations under each of the Station Contracts required to be listed on Schedule 1.1(d) in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts required to be listed on Schedule 1.1(d) is in default thereunder in any material respect.  Except as set forth on Schedule 2.8, Seller has not received written notice that it has breached, violated or defaulted under any Station Contract required to be listed on Schedule 1.1(d).  The Station Contracts required to be listed on Schedule 1.1(d) requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1(d).  Except as set forth on Schedule 1.1(d), Seller has made available to Buyer accurate and complete copies of all material Station Contracts required to be listed on Schedule 1.1(d).

2.9.          Environmental.  Except as set forth on Schedule 2.9 (which Schedule shall be updated prior to Closing to reflect the results of Buyer’s Phase I and Phase II assessments pursuant to Section 5.6 hereof), to Seller’s knowledge, (i) no hazardous or toxic substance or waste regulated under any applicable Environmental Law (as defined below) has been generated, stored, transported or released on, in, under, from or to the Real Property included in the Station Assets that gives rise to an affirmative reporting or cleanup obligation under any Environmental Law, (ii) Seller has complied in all material respects with all Environmental Laws applicable to the Station Assets and (iii) no citation, written notice, request for information, order, complaint or penalty pursuant to any Environmental Law has been received with regard to a Station Asset and remains unresolved.  Seller has delivered to Buyer copies of all Phase I environmental assessments, audits, or inspection reports that it has received or obtained or that are in its possession applicable to the Station Assets.  For the purposes of this Agreement, “Environmental Law” means any federal, state, or local law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, provision and condition of permits, licenses, registrations and other operating authorizations, ruling or decision of, agreement with or by, or any other requirement of, any governmental agency relating to pollution, protection of human health, safety and the environment, including natural resources, and the use, generation, storage, handling, release, treatment, transportation, disposal, removal and remediation of any hazardous material, hazardous waste, hazardous substance, toxic waste, or toxic substance as those terms are defined under any Environmental Law.

2.10.        Intangible Property.

(a)           Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets with respect to each Station.  Except as set forth on Schedule 1.1(e), (i) the Business does not infringe upon or misappropriate any third party rights in any material respect, (ii) to Seller’s knowledge, none of the material Intangible Property is being infringed or misappropriated by any third party, (iii) the Intangible Property is not the subject of any pending or, to Seller’s knowledge, threatened Action claiming infringement, unauthorized use or violation by Seller or any Station, and (iv) Seller has not received any written notice, charge, complaint or demand asserting that its use of the Intangible Property at any Station is unauthorized or violates or infringes upon the rights of any other person or entity or challenging the ownership, use, validity or enforceability of any Intangible Property.  Seller owns or has the right to use the Intangible Property as currently used free and clear of Liens other than Permitted Liens.

(b)           Schedule 2.10(b) sets forth a true and complete list of all registrations, applications for registration and similar filings with any governmental agency relating to the material Intangible Property required to be listed on Schedule 1.1(e).  Except as set forth on

Schedule 2.10(b), Seller has taken all action necessary to prosecute and/or maintain all such registrations, applications and similar filings in full force and effect.

(c)           Schedule 2.10(c) lists all license agreements in respect of any of the material Intangible Property required to be listed on Schedule 1.1(e) either licensed by Seller as licensor to third parties or licensed by third parties to Seller as licensee.

2.11.        Employees; Labor Matters.

(a)           Except as set forth on Schedule 2.11(a)(i), Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Stations’ business, including those which relate to wages, hours, terms and conditions of employment, discrimination in employment and collective bargaining, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, occupational health and safety and the collection and payment of withholding.   Except as set forth on Schedule 2.11(a)(i), there is, and since January 1, 2010 there has been, no unfair labor practice charge against Seller in respect of the Business pending or, to Seller’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been delivered to Seller, and there is no strike, dispute, request for representation, slowdown or stoppage pending or, to Seller’s knowledge, threatened in respect of the Business.  Except as set forth on Schedule 1.1(d), Seller is not party to any collective bargaining, union or similar agreement with respect to the Station Employees, and, to Seller’s knowledge, no union represents or claims to represent or is attempting to organize such employees.  Except as set forth on Schedule 2.11(a)(ii), no liability may be imposed upon a cessation of or reduction in contributions to, or upon any complete or partial withdrawal from, any multiemployer plan covering Station Employees.

(b)           Except as set forth on Schedule 2.11(b), Seller is in compliance with its obligations pursuant to the U.S. Workers Adjustment and Retraining Notification Act and the rules and regulations issued thereunder and any similar applicable law (the “WARN Act”) and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, in each case to the extent affecting in whole or any part of any site of employment, facility, operating unit or employee of Seller.

2.12.        Employee Benefit Plans.

(a)           Set forth in Schedule 2.12 is a true, correct and complete list of each Seller Employee Benefit Plan and ERISA Affiliate Plan.  Except as set forth in Schedule 2.12(a), Seller does not maintain nor is a party to, nor makes contributions to, nor has maintained, or otherwise incurred any liability, contingent or otherwise, within the last three years to, any of the following (i) any “employee pension benefit plan,” as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder (“ERISA”) or (ii) any “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA or any employee benefit plan maintained by Seller or to which Seller is obligated to contribute or which provides benefits to current or former employees, directors, or natural persons or service providers of Seller or any of their spouses, dependents, or beneficiaries

(collectively, the “Seller Employee Benefit Plans”). For purposes of this Agreement, an “ERISA Affiliate Plan” means each Seller Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any person that, together with Seller would be deemed a “single employer” within the meaning of 414 of the Code (“ERISA Affiliate”), or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has or had any liability or obligation.

(b)           Each Seller Employee Benefit Plan has been operated and administered in material compliance and currently is in material compliance, both as to form and operation, with its terms and all applicable laws, including the requirements of ERISA and the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Seller Employee Benefit Plan and no fiduciary (within the meaning of Section 3(21) of ERISA) of any Seller Employee Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject Seller to any material liability.  Each Seller Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter, and, to Seller’s knowledge, nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan.

(c)           With respect to any ERISA Affiliate Plan that is a multiemployer plan under Section 3(37) of ERISA (i) no ERISA Affiliate has experienced a complete or partial withdrawal from such multiemployer plan, (ii) no ERISA Affiliate has been notified by any such multiemployer plan that such multiemployer plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such multiemployer plan intends to terminate or has been terminated under Section 4041A of ERISA and (iii) no ERISA Affiliate Plan is in critical or endangered status within the meaning of Code Section 432.

2.13.        Insurance.  Seller maintains insurance policies or other arrangements with respect to the Stations and the Station Assets consistent with commercially reasonable practices in the television broadcast industry.  All such policies are (and will remain until the Effective Time) in full force and effect.  There is no material claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and Seller has not received any written threatened termination of any of such insurance policies.  Schedule 2.13 sets forth a list of all claims in excess of $100,000 made against any such policies since January 1, 2010.

2.14.        Compliance with Law; Permits.  Except for Permitted Liens and except as set forth on Schedule 2.14, (i) Seller has complied in all material respects with all laws, ordinances, codes, rules and regulations, and all decrees, judgments and orders of any court or governmental authority which are applicable to the Business, (ii) there are no governmental Actions (exclusive of investigations by or before the FCC) pending or, to Seller’s knowledge, threatened against Seller, nor, to Seller’s knowledge, are there any investigations by or before the FCC pending or threatened against Seller, in each case in respect of the Business except those affecting the television broadcast industry generally, (iii) Seller has not received any written notice from any governmental agency to the effect that Seller is not in compliance with any laws, ordinances, codes, rules or regulations, or any decrees, judgments or orders of any court or governmental agency which are applicable to the Business.  Except as set forth on Schedule 2.14, (x) Seller holds all material licenses, franchises, permits, certificates, approvals and authorizations from governmental agencies necessary for the Business (collectively, “Permits”), (y) all such Permits are valid and in full force and effect and (z) Seller is in material compliance with the terms of all Permits and there is no Action pending or, to Seller’s knowledge, threatened regarding the suspension, revocation, or cancellation of any Permits.

2.15.        Litigation.  Except as set forth on Schedule 2.15, there is no legal or administrative claim, suit, action, complaint, charge, arbitration or other proceeding (each, an “Action”) pending or, to Seller’s knowledge, threatened against Seller (i) pertaining to the Business or (ii) which would reasonably be expected to affect Seller’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

2.16.        Financial Statements.  Seller has provided to Buyer copies of the consolidated balance sheets and the related consolidated statements of cash flow and operations for the Stations and the “Stations” as defined in the PBC APA for: (i) the fiscal years ended December 31, 2010 and 2011 which have been audited (collectively, the “Year End Statements”) and (ii) the three (3) months ended March 31, 2012 (the “Q1 Statements” and, together with the Year End Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the results of operations of the Stations for the respective periods covered thereby, except as otherwise set forth on Schedule 2.16; provided, however, that (x) as of the date hereof, the Q1 Statements have been prepared in a manner consistent in all material respects with the past practice of Seller with respect to financial statements for similar interim reporting periods, (y) the parties acknowledge that such Q1 Statements are subject, following the date hereof, to auditor review and modifications based thereon and (z) following such auditor review, the final versions of such Q1 Statements shall be provided to Buyer and shall be deemed the Q1 Statements for all purposes of this Agreement, in each case without regard to the provisos set forth in this sentence.  The books and records of Seller are consistent in all material respects with the Financial Statements.  Except as required by GAAP, Seller has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year.  Since October 1, 2009, Seller has not had any material dispute with any of its auditors regarding accounting matters or policies that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Financial Statements.  No current or former independent auditor for Seller has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with Seller on a matter of accounting practices.

2.17.        Absence of Changes.  Except as set forth on Schedule 2.17, since December 31, 2011, (i) Seller has operated the Business in the ordinary course and (ii) with respect to the Business, there has not been:

(a)           any Material Adverse Effect;

(b)                                 any materially adverse modification of any of the FCC Licenses, including by virtue of Seller’s (A) entering into an agreement or arrangement alienating, relinquishing, surrendering or otherwise transferring the right to use all or a material portion of the spectrum associated with any FCC License or (B) making of a binding commitment to subject any FCC License, or any portion of the spectrum associated therewith, to any spectrum auction conducted by the FCC;

(c)                                  any sale, lease, license or disposition of any material assets used or held for use in the Business other than in the ordinary course of business, any relocation of any such assets to the corporate offices of Seller in Atlanta, Georgia or Los Angeles, California or any creation, assumption or incurrence of any Liens upon the Station Assets, except for Permitted Liens;

(d)                                 any entry into an employment agreement (or any amendment or modification of an employment agreement) providing for compensation in excess of $100,000, or any entry into any severance agreement or any labor, or union agreement or plan (or amendments of any such existing agreements or plan);

(e)                                  any hiring or termination of the employment of any Station general manager or any other Station Employee with annual aggregate non-equity compensation, including target bonuses, in excess of $100,000;

(f)                                    except in the ordinary course of business, any (i) increase in the compensation or benefits payable to any Station Employee, (ii) modification of any severance policy applicable to any Station Employee resulting in any increase in the amount of severance payable to any such employee (or expanding of the circumstances in which such severance is payable) or (iii) crediting of service in connection with any Seller Employee Benefit Plan to any Station Employee such that the total service credited to any such employee exceeds the actual services of such employee to Seller or a predecessor of Seller;

(g)                                 any (i) entering into any Station Contract other than any Station Contract that (1) was entered into in the ordinary course of business and (2) does not involve future payments by Seller of greater than $100,000 during any twelve (12) month period, (ii) material amendment to any Station Contract other than any amendment that (1) was effected in the ordinary course of business and (2) does not involve future payments by Seller of greater than $100,000 during any twelve (12) month period or (iii) any termination or waiver of any material right under any Station Contract other than in the ordinary course of business (excluding the expiration of any Station Contract in accordance with its terms);

(h)                                 any (i) entering into any Real Property Lease other than any Real Property Lease that (1) was entered into in the ordinary course of business and (2) does not involve payments by Seller of greater than $25,000 during any twelve (12) month period, (ii) material amendment to any Real Property Lease other than any amendment that (1) was effected in the ordinary course of business and (2) does not involve payments by Seller of greater than $25,000 during any twelve (12) month period or (iii) termination or waiver of any material right under any Real Property Lease other than in the ordinary course of business (excluding the expiration of any Real Property Lease in accordance with its terms);

(i)                                     excluding film and program barter agreements entered into in the ordinary course of business and programming agreements that do not involve payments by Seller of greater than $50,000 during any twelve (12) month period, any (i) entering into any Specified Station Contract (as defined below) other than any Specified Station Contract that (1) was entered into in the ordinary course of business and (2) can be terminated within six (6) months of the date hereof without resulting in any material cost, penalty or liability to Seller or expires within six (6) months of the date hereof in accordance with its terms or (ii) material amendment to any Specified Station Contract other than any amendment that (1) was effected in the ordinary course of business and (2) did not extend the term of such Specified Station Contract or otherwise modify such Specified Station Contract such that such Specified Station Contract cannot be terminated within six (6) months of the date hereof without resulting in any material cost, penalty or liability to Seller or does not expire within six (6) months of the date hereof in accordance with its terms;

(j)                                     any entering into or material amendment or modification of any agreement or contract constituting a local marketing or time brokerage agreement, joint sales agreement, shared services agreement, management agreement, local news sharing agreement or similar agreement with respect to any Station or any other television broadcast station;

(k)                                  any material change in Seller’s accounting practices, procedures or methods (except for any change required under GAAP or applicable law) or failure to maintain Seller’s books and records in a manner other than in the ordinary course of business;

(l)                                     any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party for consideration in excess of $250,000, excluding transactions involving only Sellers;

(m)                               any agreement, commitment or resolution to take any actions inconsistent with the foregoing.

2.18.                        Station Assets.  Seller has good and valid title to, or a valid leasehold interest in, the Station Assets free and clear of all Liens (other than Permitted Liens).  The Station Assets include all assets that are owned, leased or licensed by Seller and used or held for use in the Business, except for the Excluded Assets.

2.19.                        Citizenship.  Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

2.20.                        No Brokers.  Except for services of Moelis & Company to Seller, for which the applicable fee shall be paid by Seller, no broker, investment banker, financial advisor or other third party has been employed or retained by Seller in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE 3
BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing:

3.1.                              Organization.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

3.2.                              Authorization.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and its directors, officers and stockholders and do not require any further authorization or consent of Buyer or its directors, officers or stockholders.  This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.                              No Conflicts.  Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject, any organizational documents of Buyer, or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party (other than required filings with the SEC).

3.4.                              Litigation.  There is no Action pending or, to Buyer’s knowledge, threatened against Buyer which would reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.5.                              Qualification.  Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Laws, and knows of no facts that would, under existing law and the FCC Rules, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations.  Other than the Satellite Waiver, no waiver of or exemption from any FCC rule or policy on the part of Buyer is necessary for the FCC Consent to be obtained.  To Buyer’s knowledge, there are no matters relating to Buyer’s FCC qualifications that might reasonably be expected to result in the FCC’s denial or material delay of approval of the FCC Application.  From the date hereof through the Closing, Buyer shall maintain Buyer’s FCC qualifications and will take no action that will impair or cause a change in Buyer’s FCC qualifications that would be reasonably likely to result in a material delay of the grant of the FCC Consent.

3.6.                              Financing.  Buyer has delivered to Seller true, correct and complete copies of commitment letters from Buyer’s lenders (the “Commitment Letters”), pursuant to which such lenders have agreed, subject only to the terms and conditions set forth therein, to provide the debt financing for the transactions contemplated by this Agreement (the “Financing”).  As of the date hereof, the Commitment Letters are in full force and effect without amendment or modification, are the valid and binding obligations of Buyer and, to Buyer’s knowledge, each other party thereto, include all material terms relating to the Financing, have not been withdrawn or rescinded in any respect, and all commitment fees required to be paid thereunder have been paid or will be paid in full when due.  Except as set forth in the Commitment Letters, there are no other conditions to the consummation of the Financing and Buyer has no reason to believe that any condition to the Commitment Letters will not be satisfied or waived prior to the Closing Date.  Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not conditioned upon the closing of the Financing, Buyer’s receipt of the proceeds of the Financing or Buyer’s ability to finance or pay the Purchase Price and that any failure of Buyer to consummate the transactions contemplated by this Agreement as a result of the foregoing or otherwise shall constitute a material breach by Buyer of this Agreement giving rise to Seller’s right to terminate this Agreement under Section 10.1(c) hereof and entitle Seller to receive the Escrow Deposit Fund (including, if applicable, attorneys’ fees and costs) pursuant to Section 10.5.

3.7.                              Solvency.  Assuming (a) the satisfaction of the conditions in Article 7 hereof, (b) the accuracy of the representations and warranties of Seller set forth in Article 2 hereof (for such purposes reading such representations and warranties without giving effect to any materiality qualifications or exceptions) and (c) any estimates, projections or forecast provided by Seller to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then immediately after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer shall be Solvent (as defined below).  For purposes of this Agreement: (a) “Solvent”, when used with respect to Buyer, means that, as of any date of determination, (i) the Present Fair Salable Value (as defined below) of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) Buyer will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) Buyer will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement, and the term “Solvency” shall have a correlative meaning; (b) “debt” means liability on a “claim”; (c) “claim” for purposes of this Section 3.7 means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (d) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of Buyer (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

3.8.                              Projections and Other Information.  Buyer acknowledges that, with respect to any estimates, projections, forecasts, business plans, budget information and similar documentation or information relating to Seller and the Stations that Buyer has received from Seller or any of its affiliates, (a) Buyer is not relying on such documentation in making its determination with respect to signing this Agreement or completing the transactions contemplated hereby, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Buyer is familiar with such uncertainties, (d) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (e) Buyer does not have, and will not assert, any claim against Seller or any of its directors, officers, members, managers, employees, affiliates or representatives, or hold Seller or any such persons liable, with respect thereto.  Buyer represents and warrants that neither of Seller nor any of its affiliates nor any other person or entity has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither Seller nor any of its affiliates or any other person or entity will have or be subject to any liability to Buyer or any other person or entity resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to Seller or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Station Assets and the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, nothing in this Section 3.8 will in any way limit Buyer’s rights (including under Section 7.1(a) and Article 9) with respect to representations and warranties of Seller explicitly included herein.

3.9.                              Brokers.  No broker, investment banker, financial advisor or other third party has been employed or retained by Buyer in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE 4
CERTAIN COVENANTS

4.1.                              Seller’s Covenants.  Between the date hereof and Closing, except as permitted by this Agreement or as contemplated by the applicable subsection of Schedule 4.1 or required by applicable law or the regulations or requirements of any regulatory organization applicable to Seller, unless Buyer otherwise consents in writing (which request for consent shall, notwithstanding the provisions of Section 11.4, be directed to and promptly considered in accordance with the terms and conditions of this Section 4.1 by the Buyer Principal Liaisons (as defined below) and which consent shall not be unreasonably withheld, conditioned or delayed with respect to the matters set forth in Sections 4.1(f), (g), (h), (i), (k), (l), (m), (n), (q), (r), (t) and, solely to the extent related to any of the foregoing sections, Section 4.1(x)), Seller shall:

(a)                                  operate the Business in the ordinary course and conduct the Business in all material respects in accordance with FCC Rules and with all other applicable laws, regulations, rules and orders;

(b)                                 (i) maintain the FCC Licenses in full force and effect in all material respects, (ii) promptly execute any necessary applications for renewal of the FCC Licenses necessary for the operation of the Stations, (iii) not materially adversely modify any of the FCC Licenses, including by (A) entering into an agreement or arrangement alienating, relinquishing, surrendering or otherwise transferring the right to use all or a material portion of the spectrum associated with any Station’s FCC License or (B) making a binding commitment to subject any FCC License, or any portion of the spectrum associated therewith, to any spectrum auction conducted by the FCC and (iv) not give the FCC any grounds to institute proceedings for the revocation or suspension of, or take any action or fail to take any action if such action or failure to act would result in the expiration, revocation, suspension, or a materially adverse modification of any of the FCC Licenses (including the loss of “satellite” or Class A status for those Stations so identified on Schedule 1.1(a));

(c)                                  not (i) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any of the Station Assets except in the ordinary course of business and unless replaced with similar items of substantially equal or greater value and utility, (ii) relocate any Station Assets to the corporate offices of Seller in Atlanta, Georgia or Los Angeles, California, (iii) create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens or (iv) dissolve, liquidate, merge or consolidate with any other entity;

(d)                                 maintain and replace the Tangible Personal Property and maintain the Real Property, in each case in the ordinary course of business;

(e)                                  (i) upon reasonable written advance notice, give Buyer and its representatives reasonable access at reasonable, mutually agreed-upon times to the Station Assets, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Stations, and (ii) otherwise provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business, including facilities, operations and applicable Business data, to Buyer upon and effective as of the Effective Time;

(f)                                    except as otherwise required by law, not enter into any employment agreement providing for annual compensation in excess of $100,000, any severance agreement or any labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer or any Station after Closing;

(g)                                 not hire or terminate the employment of any Station general manager or any other Station Employee with annual aggregate non-equity compensation, including target bonuses, in excess of $100,000, excluding any terminations for “cause” as reasonably determined by Seller;

(h)                                 except in the ordinary course of business, not (i) increase the compensation or benefits payable to any Station Employee (except for performance and stay bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case as disclosed in writing to Buyer prior to the making of any such payments (collectively, “Stay Bonuses”)), (ii) modify any severance policy applicable to any Station Employee that would result in any increase in the amount of severance payable to any such employee (or would expand the circumstances in which such severance is payable) or (iii) credit service in connection with any Seller Employee Benefit Plan such that the total service credited to any Station Employee exceeds the actual services of such employee to Seller or a predecessor of Seller;

(i)                                     pay accounts payable and collect accounts receivable in the ordinary course of business, and not compromise or discount any accounts receivable except in the ordinary course of business;

(j)                                     use commercially reasonable efforts to maintain the Stations’ cable and DBS carriage existing as of the date of this Agreement;

(k)                                  excluding any Specified Station Contracts, not (i) enter into any agreement or contract that would have been a Station Contract were Seller a party or subject thereto on the date of this Agreement unless such agreement or contract (1) is entered into in the ordinary course of business and (2) does not involve payments by Seller of greater than $100,000 during any twelve (12) month period, (ii) amend in any material respect any Station Contract unless such amendment (1) is effected in the ordinary course of business and (2) does not increase the amount of payments to be made by Seller during any twelve (12) month period by $100,000 or more or (iii) terminate or waive any material right under any Station Contract other than in the ordinary course of business (excluding the expiration of any Station Contract in accordance with its terms) (it being understood that if any such entry into, or amendment or termination of any such agreement or contract is permitted pursuant to this Section 4.1(k) as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 4.1, then this Section 4.1(k) shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(l)                                     not (i) enter into any agreement or contract that would have been a Real Property Lease were Seller a party or subject thereto on the date of this Agreement unless such agreement or contract (1) is entered into in the ordinary course of business and (2) does not involve payments by Seller of greater than $25,000 during any twelve (12) month period, (ii) amend in any material respect any Real Property Lease unless such amendment (1) is effected in the ordinary course of business and (2) does not increase the amount of payments to be made by Seller during any twelve (12) month period by $25,000 or more or (iii) terminate or waive any material right under any Real Property Lease other than in the ordinary course of business (excluding the expiration of any Real Property Lease in accordance with its terms) (it being understood that if any such entry into, or amendment or termination of any such agreement or contract is permitted pursuant to this Section 4.1(l) as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 4.1, then this Section 4.1(l) shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(m)                               excluding film and program barter agreements entered into in the ordinary course of business, not (i) enter into any agreement or contract with respect to a Station that relates to the network affiliation of or programming for such Station or to the grant of retransmission consent to an MVPD with respect to the carriage of such Station’s signal (each, a “Specified Station Contract”) unless such Specified Station Contract (1) is entered into in the ordinary course of business, (2) can be terminated within six (6) months of the date thereof without resulting in any material cost, penalty or liability to Seller or expires within six (6) months of the date hereof in accordance with its terms and (3) solely in the case of any Specified Station Contract that is a programming agreement, does not involve obligations to pay fees that, when taken together with all other programming agreement fee obligations that have been newly undertaken between the date hereof and the Closing (whether as a result of entering into new programming agreements or amending the terms of existing programming agreements), are in excess of $150,000 in the aggregate or (ii) amend in any material respect any existing Station Contract that is a Specified Station Contract unless such amendment (1) is effected in the ordinary course of business, (2) does not extend the term of such Specified Station Contract or otherwise modify such Specified Station Contract such that such Specified Station Contract cannot be terminated within six (6) months of the date thereof without resulting in any material cost, penalty or liability to Seller or does not expire within six (6) months of the date hereof in accordance with its terms and (3) solely in the case of any Specified Station Contract that is a programming agreement, does not involve obligations to pay fees that, when taken together with all other programming agreement fee obligations that have been newly undertaken between the date hereof and the Closing (whether as a result of entering into new programming agreements or amending the terms of existing programming agreements), are in excess of $150,000 in the aggregate (it being understood that if any such entry into or amendment of any such Specified Station Contract is permitted pursuant to this Section 4.1(m) as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 4.1, then this Section 4.1(m) shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(n)                                 not enter into any agreement or contract (i) constituting a local marketing or time brokerage agreement, joint sales agreement, shared services agreement, management agreement, local news sharing agreement or similar agreement with respect to any Station or any other television broadcast station, (ii) constituting or amending any Trade Agreement that (A) would be unfulfilled or outstanding as of the Closing Date and (B) in which the value of air time the applicable Station is obligated to provide is not equal to fair market value of the corresponding goods or services to be received by such Station or (iii) that, prior to the Closing Date, would limit Seller, or following the Closing Date, would limit Buyer, from engaging in any line of business, competing with any third party or selling any product or service;

(o)                                 within thirty (30) days after the end of each month ending between the date of this Agreement and the Closing Date, furnish Buyer with copies of (i) monthly unaudited balance sheets and statements of operations in respect of the Stations, all of which financial statements shall comply with the requirements concerning the Financial Statements set forth in Section 2.16 and (ii) in each case only to the extent received or prepared by Seller, all time sales market audit information (or estimates prepared by Seller in the absence of such audit information) and Nielsen rating data received in respect of the Stations for such month (or other period) then-ended;

(p)                                 take all actions reasonably necessary or appropriate to protect each Station from objectionable radio frequency interference from third parties, including the filing of any and all necessary notices, complaints and pleadings with the FCC to prevent or remedy such radio frequency interference;

(q)                                 not materially change any accounting practices, procedures or methods (except for any change required under GAAP or applicable law, in each case as disclosed in writing to Buyer) or maintain its books and records in a manner other than in the ordinary course of business;

(r)                                    promptly enter into, and comply with the terms of, tolling, assignment and escrow agreements on customary terms and conditions, as necessary and requested by the FCC to facilitate grant of the FCC Application with respect to any Station for which a Renewal Application is not pending;

(s)                                  not take any action, or omit to take any action, or enter into any agreement or contract which would, or could reasonably be expected to, prevent or interfere with the successful prosecution of the FCC Application or the consummation of the transactions contemplated by this Agreement or the PBC APA, or which is or would be inconsistent with any FCC Application or the consummation of the transactions contemplated by this Agreement or the PBC APA;

(t)                                    make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party for consideration in excess of $250,000, excluding transactions involving only Sellers;

(u)                                 not take any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining the Governmental Consents, (ii) significantly increase the risk of any governmental agency entering an order prohibiting the consummation of the transactions contemplated by this Agreement or the PBC APA or (iii) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement or the PBC APA;

(v)                                 maintain its qualifications to maintain the FCC Licenses with respect to each Station and not take any action that will materially impair such FCC Licenses or such qualifications, or cause the grant of FCC Consent to be materially delayed;

(w)                               promote the programming of the Stations (both on-air and using third party media) in the ordinary course of business, taking into account inventory availability; and

(x)                                   not agree, commit or resolve to take any actions inconsistent with the foregoing.

4.2.                              No Solicitation.  From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, nor shall it authorize or permit any of its managers, officers, employees, agents, attorneys, accountants, advisors or representatives to, directly or indirectly (a) solicit, initiate or knowingly encourage (including by way of furnishing any non-public information relating to Seller), or knowingly induce or knowingly take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal (as defined below), (b) other than informing third parties of the provisions contained in this Section 4.2, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal, (c) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other instrument contemplating an Acquisition Proposal or requiring Seller to abandon or terminate its obligations under this Agreement or (d) agree, resolve or commit to do any of the foregoing.  Seller shall, and shall cause its managers, officers, employees, agents, attorneys, accountants, advisors or representatives to, immediately cease and cause to be terminated all discussions or negotiations with any third party previously conducted with respect to any Acquisition Proposal and shall promptly notify Buyer of Seller’s receipt of any unsolicited bona fide written Acquisition Proposal, which notice shall identify the third party responsible for such Acquisition Proposal and include a copy of such Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Buyer or its affiliates) contemplating or otherwise relating to the acquisition of Seller (or any equity interest therein), the Business, the Station Assets or any material portion thereof.

4.3.                              Financing Covenants.

(a)                                  Sellers shall, and shall cause their accountants, consultants, legal counsel, officers and employees, to provide Buyer and potential Financing Sources (as defined below) cooperation reasonably requested by Buyer and potential Financing Sources in connection with the Financing (including, for the avoidance of doubt, any issuance of notes or exchange notes and any incurrence of asset-based loans and commitments (including assistance with audits and due diligence examinations customary for such financings)) and in connection with Buyer’s compliance with SEC and New York Stock Exchange reporting obligations, which cooperation shall be limited to (A) causing, upon reasonable advance notice by Buyer, appropriate officers and employees of the Sellers to participate telephonically in a reasonable number of meetings, due diligence sessions and drafting sessions related to any Financing, giving due consideration to the needs of such individual to operate their business, subject to the confidentiality provisions set forth in Section 5.1 hereof, (B) reviewing and commenting upon materials for rating agency presentations, offering documents, roadshow presentations, private placement memoranda, offering memoranda, bank information memoranda and similar documents required in connection with the Financing and using commercially reasonable efforts to work with Buyer in providing “backup” support for any statements related to Sellers included in any of the foregoing, subject to the confidentiality provisions set forth in Section 5.1 hereof, (C) providing information relating to Sellers to the Financing Sources and to any underwriter, initial purchaser or placement agent in connection with the Financing and their respective counsel, (D) furnishing Buyer and its Financing Sources as promptly as practical with GAAP-compliant (1) audited consolidated financial statements for Sellers for fiscal years 2010 and 2011 and any fiscal year after 2011 ended at least ninety (90) days prior to the Closing Date (including an audit opinion for each such period that has not been withdrawn and for which Sellers have received no notice that withdrawal is under consideration), (2) unaudited interim period financial statements for the Sellers for the most recently completed fiscal quarter ended at least forty-five (45) days prior to the Closing Date which have been reviewed by the independent accountant for Sellers as provided in the Statement on Auditing Standards No. 100, American Institute of Certified Public Accountants AU Section 722 and Statement on Auditing Standards No. 116, and regarding which Sellers shall not have knowledge of any facts which would require the restatement of such financial statements for such financial statements to comply with GAAP, in each case, such that such financial statements satisfy Regulation S-X for a registration statement using financial statements to be declared effective by the SEC (the information required by this clause (D) being referred to collectively as the “Required Financial Information”), (E) after the Closing and, to the extent reasonably necessary to allow Buyer to consummate a securities offering or comply with SEC requirements, for a period of twelve (12) months after the Closing, providing appropriate representations to its independent accountants in connection with the preparation of financial statements and other financial data of Sellers and requesting accountants’ consents in connection with the use of Sellers’ financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents which are filed with the SEC, (F) using commercially reasonable efforts to assist Buyer in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary to be included in any offering documents, (G) using commercially reasonable efforts to obtain customary accountants’ consents and comfort letters (including “negative assurance” comfort and including bring down procedures for and concerning financial information for periods up to four (4) business days prior to the closing date of the Financing) to the extent reasonably necessary to allow Buyer to consummate a securities offering or comply with SEC requirements, (H) using commercially reasonable efforts to assist Buyer and Buyer’s auditors in connection with Buyer’s efforts to make Seller’s historical financial statements compliant with Regulation S-X and usable in SEC filings and in offering memoranda used in the Financing, (I) reviewing and commenting on Buyer’s draft of a business description and “Management’s Discussion and Analysis” of Seller’s financial statements to be included in offering documents related to the Financing and (J) providing all documentation and other information about Sellers as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.  Buyer hereby acknowledges that, as of the date hereof and without giving effect to any subsequent modifications, amendments or supplements to such financial statements, Buyer has received financial statements from Sellers that comply with the provisions of subsection (a)(D)(1) of this Section 4.3 (the “Existing Audited Financials”).  For the avoidance of doubt, if subsequent to the date hereof the Existing Audited Financials do not meet or otherwise comply with the requirements of subsection (a)(D)(1) of this Section 4.3 due to subsequent modifications, amendments or supplements (including the withdrawal of an audit opinion for such period or Seller’s receipt of notice that such a withdrawal is under consideration), Seller acknowledges and agrees that Seller will be required to provide new and/or updated financial statements that meet such requirements.

(b)                                 Whether or not the Closing occurs, Sellers shall not be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing (“Company Debt Financing Fees”).  Whether or not the Closing occurs, Buyer shall indemnify and hold harmless each Seller, and each of their respective officers, directors, members, managers, employees, agents, subsidiaries, from and against any and all losses and Damages, suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 4.3 and any information utilized in connection therewith), except in the case of the applicable indemnitee’s gross negligence or willful misconduct.  Whether or not the Closing occurs, Buyer shall, promptly upon request by Sellers, reimburse Sellers for all documented and reasonable out-of-pocket costs incurred by Sellers in connection with this Section 4.3, including accounting fees and expenses, legal fees and expenses and other third party expenses.

(c)                                  Buyer hereby (A) acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and (B) reaffirms its obligation to consummate the transactions contemplated by this Agreement, subject to the terms of this Agreement, irrespective and independently of the availability of the Financing or any alternative financing.

(d)                                 Notwithstanding anything herein to the contrary, any liability of Seller to Buyer, any Financing Source or any third party pursuant to this Section 4.3 or relating in any way to the Required Financial Information shall be subject to and limited by Article 9 herein (and Section 10.6, in the event of a termination of this Agreement) and any liability of Seller hereunder shall be subject to the limitations set forth in Section 9.2(b)(i) and (ii) hereof (and Section 10.6, in the event of a termination of this Agreement).

4.4.                              Capital Expenditures.  Between January 1, 2012 and the Closing, Seller shall make capital expenditures in the aggregate amount set forth on Schedule 4.4 relating to routine maintenance for the Business and those projects described on Schedule 4.4.

ARTICLE 5
JOINT COVENANTS

Buyer and Seller hereby covenant and agree as follows:

5.1.                              Confidentiality.  Notwithstanding the provisions of that certain Confidentiality Agreement, dated as of January 6, 2012 (the “Confidentiality Agreement”), by and between Buyer and New Vision Television, LLC, which Confidentiality Agreement shall, as of the date hereof, be deemed terminated and superseded in its entirety by this Section 5.1; provided, however, that notwithstanding the foregoing, Section 4 of the Confidentiality Agreement shall be deemed to remain in effect until the earlier of the Closing or the first anniversary of the date of the Confidentiality Agreement; and provided further that none of the provisions set forth in Section 4 of the Confidentiality Agreement shall be deemed to apply to, qualify or limit the rights and obligations of the parties pursuant to this Agreement:

(a)                                  Buyer shall and shall cause its affiliates and its and their respective counsel, accountants, financial advisors, Financing Sources, lenders and other agents and representatives to (i) protect the Seller Confidential Information (as defined below) with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not to disclose or reveal any Seller Confidential Information to any third party other than to its or its affiliates’ respective officers, directors, employees, attorneys, accountants, other agents and representatives, including current and prospective lenders, who need to know the Seller Confidential Information in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that disclosure of such Seller Confidential Information has been otherwise consented to in writing by Seller and (ii) not use the Seller Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement, (B) to the extent necessary in connection with any filings with or submissions to governmental agencies (including all filings with or submissions to the SEC or any national securities exchange and the inclusion therein of all required financial information relating to the Business) with respect to this Agreement or to obtain any consents of third parties necessary for the consummation of the transactions contemplated by this Agreement, (C) to enforce Buyer’s rights and remedies under this Agreement or (D) in connection with the Financing the disclosure of such Seller Confidential Information to direct or indirect Financing Sources or potential direct or indirect Financing Sources in connection with the Financing.  For purposes hereof, “Financing Sources” means the entities that have committed to provide or will potentially provide the Financing in connection with the transactions contemplated hereby and their respective former, current and future direct or indirect equity holders, controlling persons, representatives, stockholders, directors, officers, employees, agents, advisors, members, trustees, managers, general or limited partners, financing sources, assignees, or affiliates, including the parties to the Commitment Letters and any joinder agreements or credit agreements relating thereto (other than Buyer and its subsidiaries).  The obligations of Buyer under this Section 5.1(a) shall survive the Closing or the termination of the Agreement for a period of eighteen (18) months after such Closing or termination, as applicable.

(b)                                 Seller shall and shall cause its affiliates and its and their respective counsel, accountants, financial advisors, lenders and other agents and representatives to (i) protect the Buyer Confidential Information (as defined below) with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not to disclose or reveal any Buyer Confidential Information to any third party other than to its or its affiliates’ respective officers, directors, employees, attorneys, accountants, other agents and representatives who need to know the Buyer Confidential Information in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that disclosure of Buyer Confidential Information has been otherwise consented to in writing by Buyer and (ii) not use the Buyer Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement, (B) to the extent necessary in connection with any filings with governmental agencies with respect to this Agreement, to obtain any consents of third parties necessary for the consummation of the transactions contemplated by this Agreement or as reasonably necessary to demonstrate New Vision Television, LLC management performance (financial or otherwise) with respect to the Stations and PBC Stations prior to the Effective Time or (C) to enforce Seller’s rights and remedies under this Agreement, including pursuant to Section 11.11 hereof.  The obligations of Seller under this Section 5.1(b) shall survive the Closing or the termination of the Agreement for a period of eighteen (18) months after such Closing or termination, as applicable.

(c)                                  As used herein, “Seller Confidential Information” means (i) all financial, technical, commercial, proprietary or other information of Seller or its affiliates disclosed to Buyer or its affiliates or any of its or their respective officers, directors, employees, representatives or agents (each, a “Buyer Recipient”) in connection with the transactions contemplated by this Agreement that does not relate in any manner to the Station Assets, the Stations or the Business, (ii) until such time as the Closing occurs, all financial, technical, commercial, proprietary or other information of Seller or its affiliates relating to the Station Assets, the Stations or the Business and (iii) each of the terms, conditions and other provisions contained in this Agreement and the agreements or documents to be delivered pursuant to this Agreement.  Notwithstanding the preceding sentence, the definition of Seller Confidential Information does not include any information that (A) is in the public domain at the time of disclosure to a Buyer Recipient or becomes part of the public domain after such disclosure through no fault of such Buyer Recipient, (B) is already in the possession of a Buyer Recipient free of any obligation of confidentiality at the time of disclosure to such Buyer Recipient, (C) is rightfully communicated to a Buyer Recipient free of any obligation of confidentiality subsequent to being disclosed to a Buyer Recipient by Seller or its affiliates, (D) is developed independently by any party without the use of any Seller Confidential Information or (E) is required to be disclosed under applicable law (including the rules and regulations of the SEC or any national securities exchange) or court order, provided that prompt notice of such disclosure will be given as far in advance as possible to Seller and Seller shall be given reasonable opportunity to determine whether disclosure is required and to assess the extent of Seller Confidential Information required to be disclosed.

(d)                                 As used herein, “Buyer Confidential Information” means (i) all financial, technical, commercial, proprietary or other information of Buyer or its affiliates disclosed to Seller or its affiliates or any of its or their respective officers, directors, employees, representatives or agents (each, a “Seller Recipient”) in connection with the transactions contemplated by this Agreement, (ii) from and after the Closing, all financial, technical, commercial, proprietary or other information of Seller or its affiliates relating to the Station Assets, the Stations or the Business and (iii) each of the terms, conditions and other provisions contained in this Agreement and the agreements or documents to be delivered pursuant to this Agreement.  Notwithstanding the preceding sentence, the definition of Buyer Confidential Information does not include any information that (A) is in the public domain at the time of disclosure to a Seller Recipient or becomes part of the public domain after such disclosure through no fault of such Seller Recipient, (B) except with respect to information set forth in subclause (ii) above which, upon the Closing shall constitute Buyer Confidential Information, is already in the possession of a Seller Recipient free of any obligation of confidentiality at the time of disclosure to such Seller Recipient, (C) is rightfully communicated to a Seller Recipient free of any obligation of confidentiality subsequent to being disclosed to a Seller Recipient by Buyer or its affiliates, (D) is developed independently by any party without the use of any Buyer Confidential Information or (E) is required to be disclosed under applicable law or court order, provided that prompt notice of such disclosure will be given as far in advance as possible to Buyer and Buyer shall be given reasonable opportunity to determine whether disclosure is required and to assess the extent of Buyer Confidential Information required to be disclosed.

Notwithstanding anything to the contrary contained in this Section 5.1, the definition of “Buyer Confidential Information” shall not include any general “know how” of Seller and its affiliates and each of their officers, directors, members, managers, employees and authorized agents which may have been used in the operation of Seller or the Business.

5.2.                              Announcements.  Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement or the transactions contemplated hereby, except to the extent that such party is so obligated by law and to direct or indirect Financing Sources or potential direct or indirect Financing Sources in connection with the Financing, in which case such party shall give advance written notice to the other.

5.3.                              Control.  Notwithstanding any other provision set forth in this Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the business or operations of the Stations prior to Closing.  Consistent with the Communications Laws and any other applicable laws, control, supervision and direction of the business and operations of the Stations prior to Closing shall remain in the exclusive control of and the sole responsibility of LicenseCo, its parent and its subsidiaries.

5.4.                              Risk of Loss.

(a)                                  Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.

(b)                                 If prior to the Effective Time any item of Tangible Personal Property is lost, damaged or destroyed or otherwise not in the condition described in Section 2.6, then:

(i)                                     Seller shall promptly notify Buyer of such loss, damage or destruction of such Tangible Personal Property, which notice shall specify with particularity the nature of such loss, damage or destruction, the cause thereof (if known or reasonably ascertainable) and the insurance coverage, if any, available with respect to such lost, damaged or destroyed Tangible Personal Property; provided, however, that, without limiting Seller’s obligations pursuant to Section 5.4(a), 5.4(b)(ii) and 5.4(b)(iii), which shall apply irrespective of the value of the lost, damaged or destroyed Tangible Personal Property, Seller shall not be required to deliver the notice contemplated by this Section 5.4(b)(i) if the value of the lost, damaged or destroyed Tangible Personal Property is less than $100,000;

(ii)                                  Seller shall use commercially reasonable efforts to repair or replace such item (as appropriate under the circumstances), including by submitting one or more claims under any applicable insurance policy maintained by Seller with respect to such lost, damaged or destroyed Tangible Personal Property and applying the full amount of proceeds received by Seller to the repair or replacement of such lost, damaged or destroyed Tangible Personal Property; provided, however, that, Seller shall not be obligated to repair or replace any lost, damaged or destroyed item of Tangible Personal Property if (A) such item of Tangible Personal Property was obsolete or unnecessary for the continued Business consistent with Seller’s past practice and the FCC Licenses or (B) the uninsured portion of such repair(s) or replacement(s) would exceed $1,000,000 individually or in the aggregate with respect to the Stations, taken as a whole;

(iii)                               if such repair or replacement is not completed prior to Closing (including, for the avoidance of doubt, as a result of Seller’s election to exercise its rights pursuant to clause (B) of Section 5.4(b)(ii)), Buyer may elect, at its sole option, to (A) extend the Closing Date and, if applicable, the Outside Date by up to ninety (90) days to allow Seller to complete such repair or replacement (and, if necessary, Seller shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repair or replacement), (B) accept the subject Tangible Personal Property as-is and receive a credit to the Purchase Price for the amount, as agreed in good faith by Seller and Buyer, necessary to restore such Tangible Personal Property to its condition prior to such loss, damage or destruction; provided, however, that if the parties are unable to agree on the amount necessary to restore such Tangible Personal Property to its condition prior to such loss, damage or destruction, they will select a mutually acceptable independent third party to resolve the disagreement and make a determination as promptly as practicable, which determination shall be final and binding on the parties, with the costs of such third party being split equally between Buyer and Seller; and provided further that, if Buyer has elected to proceed to Closing and receives a credit as provided above, then Buyer shall be deemed to have waived any breach of the representations, warranties or covenants set forth in this Agreement with respect to such loss or damage and the Buyer Indemnified Parties will have no rights to indemnification under Article 9 of this Agreement with respect thereto or (C) solely in the event that Seller exercises its rights not to repair or replace the subject Tangible Personal Property as a result of the circumstances described in clause (B) of Section 5.4(b)(ii), terminate this Agreement in accordance with Section 10.1(g) hereof upon ten (10) days’ written notice to Seller.

5.5.                              Consents.

(a)                                  The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract or Real Property Lease (which shall not require any payment to any such third party), and (ii) estoppel certificates reasonably acceptable to Buyer from lessors under any Real Property Leases requiring consent to assignment (if any), but no such third party consents or estoppel certificates are conditions to Closing except for the Required Consents (as defined on Schedule 5.5(a)).

(b)                                 To the extent that any Station Contract or Real Property Lease may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract or Real Property Lease; provided, however, with respect to each such Station Contract and Real Property Lease, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract and Real Property Lease from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Station Contract and Real Property from and after Closing in accordance with its terms.

5.6.                              Environmental.  Within thirty (30) days after the date hereof, Buyer may, at its option and at its cost and expense, perform Phase I environmental assessments of the Owned Real Property and, subject to any required prior written approval of the owner or lessor, of the Real Property subject to Real Property Leases.  To the extent the consultant performing such assessment advises Buyer in writing that a Phase II assessment should be conducted with respect to any parcel of Owned Real Property, Buyer may conduct such Phase II assessment at its cost and expense within thirty (30) days after Buyer receives the results from the Phase I in writing.  If any environmental condition with respect to the Real Property is discovered as a result of such assessments or otherwise that would require correction or remediation under existing applicable Environmental Laws, Seller shall, at its cost and expense, correct and remediate such conditions to bring the Real Property into compliance with such laws; provided that if the Phase II indicates that remediation is required, Buyer shall obtain a cost estimate for this work prior to the commencement of any remediation; and provided further that Seller shall have no obligation to correct or remediate any environmental condition if such correction or remediation of the environmental condition is a landlord’s, lessor’s or other third party’s primary responsibility.  Seller shall be responsible, in the aggregate with respect to the Owned Real Property and to the “Owned Real Property” as defined in the PBC APA, for any remediation costs up to $2,000,000 (the “Remediation Amount”).  If remedial costs and expenses are estimated to exceed the Remediation Amount, Buyer shall have the right to terminate this Agreement in accordance with Section 10.1(g) hereof upon ten (10) days’ written notice to Seller unless Seller is willing and elects to be responsible for any such costs and expenses in excess of such Remediation Amount; provided, however, that if such costs and expenses are estimated to exceed $10,000,000 (the “Excess Remediation Amount”), Buyer shall have the right to terminate this Agreement in accordance with Section 10.1(g) hereof upon ten (10) days’ notice to Seller irrespective of whether or not Seller is willing and elects to be responsible for such costs and expenses in excess of such Remediation Amount and Excess Remediation Amount.  No environmental remediation shall delay the Closing, and to the extent remediation is required to be performed after the Closing, Seller’s representations and warranties shall be modified at Closing to account for any conditions required to be remediated post-Closing, and the parties shall enter into a post-Closing environmental remediation agreement, negotiated in good faith by the parties, consistent with the provisions of this Section 5.6 to address such post-Closing remediation.  Buyer shall repair any damage and indemnify and hold harmless Seller from any Damages arising from the entry by Buyer or its employees, agents or contractors upon the Real Property.

5.7.                              Employees.

(a)                                  Seller has provided Buyer a list showing employee names, positions and annualized pay rates (including wages, salaries and commission rates) for all employees of Seller engaged directly in the Business (the “Station Employees”), it being understood that any employee of Seller whose principal work location is at the corporate headquarters of Networks (or any of its parent entities) or whose employment responsibilities relate substantially to the corporate operations of any Seller or the business and operations of substantially all of the Stations taken as a whole shall be deemed not a Station Employee for any purpose hereunder.  Seller shall update that list no later than thirty (30) days prior to Closing (provided that Buyer provides Seller with reasonable advance written notice of the Closing Date), and shall provide Buyer with such other information in Seller’s possession as Buyer may reasonably request.  As of the Closing Date, Buyer shall offer employment effective as of the Closing to each of such

Station Employees; provided, however, that such offers shall be subject to proof evidencing a legal right to work in the United States and, subject to this Section 5.7, shall offer employment on terms substantially comparable in the aggregate to what Seller provided immediately prior to the Closing Date.  Assuming acceptance of Buyer’s employment offer by the applicable Station Employee, such employment offer shall supersede any prior agreements and other arrangements with such Station Employee in effect prior to the Closing Date, with the exception of any written employment agreement with any such Station Employee in effect as of the Closing Date (and not entered into or amended in violation of Section 4.1), and Buyer shall assume Seller’s obligations under each such written employment agreement.  Station Employees whose employment with Seller terminates and who accept such offers of employment by Buyer (or its affiliates) in accordance with this Section 5.7 are referred to collectively herein as the “Transferred Employees”.  As of the Closing Date, Seller shall (i) terminate or shall cause the termination of the employment of all Transferred Employees and (ii) except as set forth in this Section 5.7, pay to all Transferred Employees all amounts due to such Transferred Employees relating to or arising out of their employment or termination of employment, including any compensation (including accrued and unpaid wages) due such Transferred Employees, if any, and benefits accrued by the Transferred Employees under the Seller Employee Benefit Plans; provided, however, that, except as set forth on Schedule 5.7(a), Buyer shall be solely liable for any severance payment required to be made to any Transferred Employee in connection with the termination of such Transferred Employee’s employment with Seller or Buyer as contemplated by this Section 5.7.  Nothing in this Section 5.7 is intended to or shall require Buyer to continue to employ any Transferred Employee for any period of time following the Closing or to continue to maintain any term or condition of employment or otherwise to treat any such employee on any basis other than as an employee-at-will (subject to the terms of any employment contract or collective bargaining agreement assumed by Buyer).

(b)                                 At the Closing, subject to applicable law, Buyer will assume all liabilities and obligations of Seller with respect to (i) all unused sick time as of the Closing Date for the Transferred Employees that is used by such Transferred Employees after December 31, 2012 (it being understood that all unused sick time as of the Closing Date for the Transferred Employees that is used by such Transferred Employees prior to December 31 of the calendar year in which the Closing occurs shall be a Retained Obligation) and (ii) each of the matters set forth on Schedule 5.7(b); provided, however, that, with respect to the matters set forth on Schedule 5.7(b), the aggregate amount of all such liabilities and obligations shall be credited to Buyer in full for purposes of calculating the Closing Date Adjustments pursuant to Section 1.6.  In connection with Seller’s delivery to Buyer of its statement of estimated Closing Date Adjustments pursuant to Section 1.6, Seller shall update Schedule 5.7(b) as necessary to reflect the then-current balances of all such liabilities and obligations.

(c)                                  Except as otherwise expressly provided herein, from and after the Closing, (i) Sellers shall assume or retain, as the case may be, and be solely responsible for all liabilities arising under, resulting from or relating to the Seller Employee Benefit Plans or Seller’s employment of or termination of its employees, whether incurred before, on or after the Closing Date and (ii) Buyer shall be solely responsible for all liabilities arising under, resulting from or relating to Buyer’s employment or termination of the Transferred Employees.

(d)                                 For purposes of Buyer’s “employee welfare benefit plans” (including health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively),  Transferred Employees (and their spouses and dependents) shall be credited with prior service with Seller for purposes of eligibility and waiver of any pre-existing condition exclusions in accordance with Buyer’s insurance contracts.  Except as otherwise expressly set forth herein, Buyer shall have no responsibility for any claims incurred under any employee welfare plans of Seller.

(e)                                  Buyer shall also permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances into Buyer’s 401(k) plan as of Closing (or as soon as practicable thereafter when Buyer’s 401(k) plan is capable of accepting such rollovers), including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.  Buyer’s 401(k) plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under Seller’s 401(k) plan.

(f)                                    In accordance with Treasury Regulation §54.4980B 9, Q&A 7, Seller shall be and is solely responsible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the rules and regulations issued thereunder (“COBRA”), for all M&A qualified beneficiaries (determined in accordance with Treasury Regulation §54.4980B-9, Q&A 4).  Seller shall take all steps that may be necessary, including arranging for continued group health plan coverage for the COBRA statutory coverage period for each M&A qualified beneficiary, to ensure that such COBRA continuation coverage is available to such individuals and to ensure that the provisions of Treasury Regulation §54.4980B-9, Q&A 8(c) do not become applicable at any time, and to prevent Buyer from becoming, by operation of such regulation section or otherwise, a “successor employer” for purposes of COBRA coverage.  Buyer shall be solely responsible for offering and providing any COBRA coverage required with respect to any Transferred Employees (or other qualified beneficiary) who becomes covered by any welfare benefit plans maintained by Buyer.  For purposes hereof, each of “qualified beneficiary”, “M&A qualified beneficiaries” and “group health plan” shall have the meaning ascribed thereto in Section 4980B of the Code and the related regulations.

(g)                                 Notwithstanding anything to the contrary in this Section 5.7, the parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Buyer, Seller and or any of their respective affiliates on the one hand and any employee of Seller on the other hand, and no employee of Seller may rely on this Agreement as the basis for any breach of contract claim against Buyer or Seller, (ii) nothing in this Agreement shall be deemed or construed to require Buyer to continue to employ any particular employee of Seller for any period after Closing, (iii) nothing in this Agreement shall be deemed or construed to limit Buyer’s right to terminate the employment of any Transferred Employee during any period after the Closing Date and (iv) nothing in this Agreement shall establish, modify or amend any Seller Employee Benefit Plan.

5.8.                              Accounting Services; Access to and Retention of Records.  During the first sixty (60) business days after Closing, Buyer shall provide to Seller at no additional cost the reasonable services of the Stations’ business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Stations for the period prior to Closing, all substantially in accordance with the procedures and practices applied by Seller’s business offices for periods prior to Closing.  From and after the Closing Date, Buyer shall preserve, in accordance with Buyer’s normal document retention procedures and practices, all books and records transferred by Seller to Buyer pursuant to this Agreement and shall provide Seller a reasonable opportunity to access and obtain copies, at Seller’s expense, of any such books and records.  In addition to the foregoing, from and after the Closing, Buyer shall afford to Seller, and its counsel, accountants, and other authorized agents and representatives, at Seller’s expense, during normal business hours, reasonable access to the employees, books, records and other data relating to the Station Assets, the Assumed Obligations, or the Transferred Employees in its possession with respect to the periods prior to Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Seller (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Seller, (b) for the preparation of Tax Returns and audits and (c) for any other reasonable and proper business purpose, provided in each case that such access does not unreasonably disrupt the business and operations of the Stations or of Buyer.

5.9.                              Reasonable Efforts.  In furtherance (and not in limitation) of the provisions set forth in this Agreement, at all times prior to Closing, Buyer and Seller shall use their respective commercially reasonable efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement as promptly as is practicable.

5.10.                        Title Insurance; Survey.

(a)                                  Title Insurance.

(i)                                     Buyer may elect to procure title insurance policies for the Real Property and obtain a preliminary title report which contains a commitment (the “Title Commitment”) of a title company to issue one or more (as appropriate) owner’s or lessee’s title insurance policy on ALTA Owner’s or Lessee’s Policy (and corresponding mortgagee’s policies) (each, a “Title Policy” and collectively, the “Title Policies”) insuring the fee simple or leasehold interest of Buyer in such parcels of Real Property.  Seller shall reasonably cooperate with Buyer to obtain copies of all documents, filings and information disclosed in the Title Commitment and Title Policy.

(ii)                                  If Buyer has an objection to any exception noted on the Title Commitment or the scope of coverage provided thereunder (other than Permitted Liens as to which Buyer shall have no right to object) and if the failure to cure such objection or defect would cause the Real Property to be unsuitable or unavailable for its current use, Buyer may notify Seller of such objection or defect within twenty (20) days of Buyer’s receipt of the Title Commitment and Survey (as defined below) and Seller shall, prior to the Closing Date, use commercially reasonable efforts to cure such objection or defect.  Seller shall use commercially reasonable efforts to cooperate with Buyer to obtain a Title Policy for the Real Property and shall provide or assist in the procurement of any and all affidavits or instruments customarily and reasonably required to obtain a Title Policy on each of the properties that comprise the Real

Property.  All standard exceptions which can be deleted by the use of owner’s or seller’s affidavits are to be deleted from the Title Commitment and Title Policies, and Seller shall reasonably cooperate with Buyer in executing and delivering such instruments to the title insurance companies.  Additionally, to the extent that the title insurance companies selected by Buyer require delivery of certain title clearance documents, including consents, approvals, estoppels or memorandums of leases in order to insure Buyer’s leasehold interest with respect to the leased Real Property, Seller shall use commercially reasonable efforts to cooperate with any applicable landlord under the leases to allow Buyer to obtain a Title Policy for each of the leased Real Property parcels.  Notwithstanding the foregoing, Seller shall not be obligated to make any payment, incur any fees or costs (other than its own attorneys’ fees) or satisfy any precondition to obtain such items.

(iii)                               The expenses incurred to obtain the Title Commitments and the Title Policies shall be paid by Buyer.

(b)                                 Survey.

(i)                                     Buyer may obtain an as-built survey of the Real Property (the “Survey”) as of a date subsequent to the date hereof which shall (x) be prepared by a registered land surveyor, (y) be certified to the title company, Buyer’s lender and Buyer and (z) show with respect to the Real Property (A) the legal description of such parcel of Real Property, (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way and (C) no encroachments upon such parcel or adjoining parcels by buildings, structures or improvements (unless valid easements or leases have been obtained with respect thereto or unless such encroachments constitute a Permitted Lien).  Any restrictions, encroachments (onto the Real Property or from the Real Property onto adjoining property) or other claims that are not Permitted Liens which materially affect the intended use of the Real Property as disclosed on the Survey shall be a “Survey Defect” and if Buyer shall have an objection to such Survey with respect to a Survey Defect and if the failure to cure such defect would cause the Real Property to be unsuitable or unavailable for its current use, Buyer shall notify Seller of such objection within twenty (20) days of Buyer’s receipt of the Survey and the Title Commitment and Seller shall, prior to the Closing Date, use commercially reasonable efforts to cure such objection or Survey Defect.

(ii)                                  Prior to obtaining the Surveys on the leased Real Property, Buyer shall obtain the consent of the fee owner of such leased Real Property.  Seller agrees to use commercially reasonable efforts to cooperate with Buyer in obtaining such consent and conducting such surveys, including providing access to Buyer and its representatives as otherwise provided in this Agreement.

(iii)                               The expenses incurred to obtain the Surveys shall be paid by Buyer. All inspections and assessments conducted in connection with the procurement of the Surveys shall be performed in a manner that will not unduly or unreasonably interfere with the operation of the Stations or the use of, access to or egress from the Real Property, and Buyer shall repair any damage and indemnify and hold harmless Seller from any Damages  arising from the entry by Buyer or its employees, agents or contractors upon the Real Property.

5.11.                        Accounts Receivable and Accounts Payable.

(a)                                  On or as soon as practicable after the Closing Date, but in no event later than ten (10) business days after the end of the calendar month in which the Closing occurs, Seller will deliver to Buyer a statement setting forth the outstanding accounts receivable of Seller as of the Effective Time (the “Accounts Receivable”) and the outstanding accounts payable, including unpaid commissions due to Station Employees and national sales representatives of Seller as of the Effective Time arising out of the Business (the “Accounts Payable”).

(b)                                 Subject to the terms and provisions in this Section 5.11, Buyer will collect the Accounts Receivable in the same manner and with the same diligence that Buyer uses to collect its own accounts receivable for a period of ninety (90) calendar days following the Closing Date (the “Collection Period”).  Buyer will not be obligated to, and without the prior written consent of Seller will not, institute litigation, employ any collection agency, legal counsel, or other third party, or take any other extraordinary means of collections or pay any expenses to third parties to collect the Accounts Receivable, and subject to its compliance with the provisions of this Section 5.11, Buyer shall incur no liability whatsoever for any uncollected Accounts Receivable.  All amounts collected by Buyer after the Closing from an account debtor will be applied first to the Accounts Receivable of such account debtor in the order of their origination, unless the account debtor disputes such Accounts Receivable or designates payment of a different Accounts Receivable in writing.  If during the Collection Period a dispute arises with regard to an account included among the Accounts Receivable, Buyer shall promptly advise Seller thereof and may (or, if requested by Seller, shall) return that account to Seller.  Buyer shall not issue any credit or accommodation against any Accounts Receivable without the prior written consent of Seller.

(c)                                  Buyer shall pay within thirty (30) calendar days after the end of the month of receipt of such Accounts Receivable, commissions due to Station Employees and national sales representatives (unless already paid) (the “Net Receivables”) as applicable (any payment to national sales representatives shall be reconciled to actual collections).

(d)                                 Except as otherwise provided in this Section 5.11, during the Collection Period, Buyer will use the Net Receivables collected to pay the Accounts Payable in a timely manner, provided, however, Buyer has no obligation to use its own funds in excess of the Net Receivables to pay Accounts Payable.  Within twenty (20) calendar days after the end of each month during the Collection Period, Buyer will deliver to Seller a written report with respect to (i) the collections made with respect to the Accounts Receivable, (ii) the calculation of Net Receivables and (iii) payments remitted with respect to the Accounts Payable together with a copy of the invoices therefor.  Such report shall be accompanied by a payment to Seller of the amount by which the collected Net Receivables paid during such month exceed the amount of the Accounts Payable during such month.

(e)                                  Within thirty (30) calendar days after the end of the Collection Period, Buyer shall deliver to Seller a final written report (“Final Report”) which report shall be accompanied by a final payment to Seller of the amount by which the Net Receivables collected during the Collection Period exceeded the amount paid in respect of the Accounts Payable during the Collection Period less any interim amounts theretofor remitted to Seller.  The Final Report shall contain (i) a statement of accounts for each account prepared substantially in the manner in which the Stations have heretofore prepared such report, (ii) copies of all open Accounts Receivable invoices, (iii) copies of all invoices for Accounts Payable received by the Stations after the Closing Date for periods ending on or before the Closing Date and (iv) a Accounts Receivable aging report for the Stations.  Buyer shall use commercially reasonable efforts to deliver the Final Report to Seller in an electronic format.

(f)                                    Following the expiration of the Collection Period, Buyer shall have no further obligations pursuant to this Section 5.11, except to remit to Seller any amounts received by Buyer which can be specifically identified as a payment on account of any Accounts Receivable will be promptly paid over or forwarded to Seller.

(g)                                 All amounts due to Seller or Buyer under this Section 5.11 that are not paid in accordance with the provisions hereof shall bear interest until paid at a rate per annum equal to the generally prevailing prime interest rate (as reported by The Wall Street Journal).  The parties acknowledge and agree that Accounts Receivable collected by Buyer for Seller pursuant to this Section 5.11 shall not be subject to a right of offset for any claim by Buyer against Seller.

(h)                                 Notwithstanding anything to the contrary in this Section 5.11, the parties acknowledge and agree that Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller of any kind or nature with respect to the Accounts Payable.  Buyer shall have no obligation to make payment respecting any Accounts Payable, if at such time, Accounts Payable exceed the amount of collected Net Receivables.  If at any time or from time to time during the Collection Period the amount owing in respect of any Accounts Payable exceeds the amount of available collected Net Receivables, Buyer will promptly notify Seller of such deficit and Seller shall thereafter pay to Buyer such difference within twenty (20) calendar days after the delivery to Seller of such notice.  If Seller shall not pay the deficit to Buyer within the time period specified, Buyer shall have the option in its sole discretion to pay such deficit, and Seller shall thereafter reimburse Buyer immediately for such amount, including interest at the rate set forth in Section 5.11(g) above.

ARTICLE 6
SELLER CLOSING CONDITIONS

The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):

6.1.                              Representations and Covenants.

(a)                                  The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), provided that for purposes of this Section, all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b)                                 The covenants and agreements that by their terms are to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed by Buyer in all material respects.

(c)                                  Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

6.2.                              Proceedings.  Neither Seller nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

6.3.                              FCC Authorization.  The FCC Consent shall have been granted and shall be in full force and effect and shall have become a Final Order, except as set forth in Section 1.8 hereof.

6.4.                              Hart Scott Rodino.  HSR Clearance shall have been obtained.

6.5.                              Deliveries.  Buyer shall have complied with each of its obligations set forth in Section 8.2.

6.6.                              PBC APA.  The “Closing” (as defined in the PBC APA) shall have been consummated or shall be consummated simultaneously with the Closing under this Agreement.

ARTICLE 7
BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

7.1.                              Representations and Covenants.

(a)                                  (i) The representations and warranties of Seller set forth in Section 2.17(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such time and (ii) other than the representations and warranties set forth in Section 2.17(a), the representations and warranties of Seller made in this Agreement shall be true and correct in all material respects (as to the Stations, taken as a whole) as of the date hereof and as of the Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except for changes permitted or contemplated by Section 2.4(b)(ii), 2.9 or 5.6; provided, however, that for purposes of this Section 7.1(a)(ii), all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b)                                 The covenants and agreements that by their terms are to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed by Seller in all material respects.

(c)                                  Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer or member of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2.                              Proceedings.  Neither Seller nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

7.3.                              FCC Authorization.  The FCC Consent shall have been granted and shall be in full force and effect and shall have become a Final Order, except as set forth in Section 1.8 hereof.

7.4.                              Hart Scott Rodino.  HSR Clearance shall have been obtained.

7.5.                              Deliveries.  Seller shall have complied with each of its obligations set forth in Section 8.1.

7.6.                              Consents.  The Required Consents shall have been obtained and delivered.

7.7.                              PBC APA.  The “Closing” (as defined in the PBC APA) shall have been consummated or shall be consummated simultaneously with the Closing under this Agreement.

7.8.                              No Material Adverse Effect.  Between the date of this Agreement and the Closing, there shall have been no Material Adverse Effect.  For purposes of Section 2.17(a) and this Section 7.8, “Material Adverse Effect” shall mean any change, effect, development, circumstance, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the properties, assets, Assumed Obligations, results of operations, condition (financial or otherwise) of the Stations, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby, exclusive of (i) an event or series of events or circumstances affecting the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) any event, state of facts or circumstances or development affecting television programming services generally or the television broadcast industry generally (including legislative or regulatory matters), (iii) any change or development in national, regional, state or local telecommunications or Internet transmission systems, (iv) general economic conditions, including any downturn caused by acts of war or terrorism or a natural disaster, such as an earthquake or hurricane, (v) the announcement or pendency of this Agreement and the transactions contemplated hereby, (vi) any action taken by Seller as expressly contemplated by this Agreement or the transactions contemplated hereby, (vii) any failure to meet internal or published financial or rating projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded), (viii) changes in law or GAAP or the interpretation thereof or (ix) the ratings or performance of any network with which a Station is affiliated (except that, in the case of the events or circumstances referenced in clauses (i), (ii), (iii), (iv), (viii) or (ix), such events or circumstances do not affect Seller or the Stations, taken as a whole, in a materially disproportionate manner relative to other companies in the television broadcast industry).

ARTICLE 8
CLOSING DELIVERIES

8.1.                              Seller Documents.  At Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)                                     good standing certificates issued by the Secretary of State of (a) Seller’s jurisdiction of formation and (b) each jurisdiction in which the Station Assets are located;

(ii)                                  certified copies of all limited liability company or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(iii)                               the certificate described in Section 7.1(c);

(iv)                              an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer in substantially the form attached hereto as Exhibit B;

(v)                                 an assignment and assumption of contracts assigning the Station Contracts from Seller to Buyer in substantially the form attached hereto as Exhibit C;

(vi)                              an assignment and assumption of leases assigning the Real Property Leases from Seller to Buyer in substantially the form attached hereto as Exhibit D;

(vii)                           special warranty deeds conveying the Owned Real Property from Seller to Buyer in substantially the form attached hereto as Exhibit E;

(viii)                        an assignment of marks and copyrights assigning the Stations’ registered and applied for marks and copyrights listed on Schedule 1.1(e) from Seller to Buyer in substantially the form attached hereto as Exhibit F;

(ix)                                domain name transfers assigning the Stations’ domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer;

(x)                                   a bill of sale conveying the other Station Assets from Seller to Buyer in substantially the form attached hereto as Exhibit G;

(xi)                                an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code in substantially the form attached hereto as Exhibit H;

(xii)                             an assignment of trademark license agreement from Seller to Buyer in substantially the form attached hereto as Exhibit I;

(xiii)                          evidence of the termination, which termination may be effective as of and contingent upon the occurrence of the Closing, of each of the Options and Rights of First Refusal set forth on Schedule 1.2(k), including (A) those certain Options and Rights of First Refusal, each dated as of September 30, 2009, by and among LicenseCo and certain of its affiliates and Networks (the “NVT Option Agreements”), pursuant to which Networks holds certain rights to acquire the assets of LicenseCo, including the Stations, (B) those certain Options and Rights of First Refusal, each dated September 30, 2009 or February 3, 2011, respectively, by and among PBC Broadcasting and certain of its affiliates and Networks (the “PBC Broadcasting Option Agreements”), pursuant to which Networks holds certain rights to acquire the assets of PBC Broadcasting, including the PBC Stations and (C) that certain Option and Right of First Refusal, dated September 30, 2009, by and among PBC Networks, LLC (“PBC Networks”) and certain of its affiliates and Networks (the “PBC Networks Option Agreements” and, together with the PBC Broadcasting Option Agreements, the “PBC Option Agreements”), pursuant to which Networks holds certain rights to acquire the assets of PBC Networks, including certain of the PBC Stations;

(xiv)                         any other instruments of conveyance, assignment and transfer that may be reasonably necessary or that Buyer may reasonably request to evidence the conveyance, transfer and assignment of the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens;

(xv)                            any customary owner’s affidavits or gap indemnities reasonably requested from Seller by any title company retained by Buyer;

(xvi)                         the Indemnity Escrow Agreement; and

(xvii)                      the Unwind Agreement, if applicable under Section 1.8.

8.2.                              Buyer Documents.  At Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)                                     the Purchase Price in accordance with Section 1.4 hereof less the Indemnity Escrow Deposit;

(ii)                                  a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(iii)                               certified copies of all corporate or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(iv)                              the certificate described in Section 6.1(c);

(v)                                 an assignment and assumption of contracts assuming the Station Contracts in substantially the form attached hereto as Exhibit C;

(vi)                              an assignment and assumption of leases assuming the Real Property Leases in substantially the form attached hereto as Exhibit D;

(vii)                           an assignment of trademark license agreement from Seller to Buyer in substantially the form attached hereto as Exhibit I;

(viii)                        such other documents and instruments of assumption that may be necessary or that Seller may reasonably request to evidence the assumption by Buyer of the Assumed Obligations;

(ix)                                the Indemnity Escrow Agreement; and

(x)                                   the Unwind Agreement, if applicable under Section 1.8.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

9.1.                              Survival.  The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except that (i) the representations and warranties of Seller contained in Section 2.1 and Section 2.2 shall survive in perpetuity, (ii) the representations and warranties of Seller contained in Section 2.5 shall survive until the expiration of any applicable statute of limitations, (iii) the representations and warranties of Buyer contained in Section 3.1  and Section 3.2 shall survive in perpetuity and (iv) if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim, together with all related indemnification obligations of the applicable party hereto pursuant to this Article 9, shall survive until the earlier of resolution of such claim or expiration of the applicable statute of limitations.

9.2.                              Indemnification.

(a)                                  Subject to Section 9.2(b), from and after Closing, Sellers, jointly and severally, shall defend, indemnify and hold harmless Buyer and its affiliates and each of their respective officers, directors, managers, employees and authorized agents (the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, taxes, liabilities and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred by the Buyer Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i)                                     any breach by Seller of its representations and warranties made under this Agreement; or

(ii)                                  any default by Seller of any covenant or agreement made in this Agreement; or

(iii)                               the Retained Obligations.

(b)                                 Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under Section 9.2(a)(i) unless the Aggregate Damages (as defined below) exceed $1,000,000, at which time the Buyer Indemnified Parties shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for the full amount of all Aggregate Damages suffered or incurred in excess of $500,000 and (ii) the maximum liability of Seller under Section 9.2(a)(i) shall be an amount equal to the Indemnity Escrow Fund, it being understood that in the event that the Indemnity

Escrow Fund is insufficient to pay any Buyer Indemnified Party any amounts owed to such Buyer Indemnified Party pursuant to Section 9.2(a)(i), the Buyer Indemnified Parties shall not be entitled to collect any remaining amounts not satisfied from the Indemnity Escrow Fund and none of Seller or its affiliates shall have any liability for any such deficiency.  The parties acknowledge and agree that the amounts set forth in clauses (i) and (ii) of this Section 9.2(b) and clauses (i) and (ii) of Section 9.2(b) of the PBC APA are aggregate amounts, respectively, pursuant to this Agreement and the PBC APA and apply to indemnification claims under both this Agreement and the PBC APA and that Section 9.2(b) of the PBC APA shall work in concert with this Section 9.2(b).  As used herein, “Aggregate Damages” means the sum of all Damages incurred by any of the Buyer Indemnified Parties with respect to Section 9.2(a)(i) of this Agreement and by any of the “Buyer Indemnified Parties” (as defined in the PBC APA) with respect to Section 9.2(a)(i) of the PBC APA.

(c)                                  From and after Closing, Buyer shall defend, indemnify and hold harmless Seller and its affiliates and each of their respective officers, directors, managers, employees and authorized agents (the “Seller Indemnified Parties”) from and against any and all Damages incurred by the Seller Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i)                                     any breach by Buyer of its representations and warranties made under this Agreement; or

(ii)                                  any default by Buyer of any covenant or agreement made in this Agreement; or

(iii)                               the Assumed Obligations.

(d)                                 The right to indemnification under this Article 9 based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

9.3.                              Procedures with Respect to Third Party Claims.

(a)                                  The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby materially prejudiced and provided that, where applicable, such notice is given within the time period described in Section 9.1.

(b)                                 The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party elects not to undertake such defense or opposition or does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost, except that the indemnified party shall not, without the indemnifying party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnifying party of a release from all liability in respect of such Claim.

(c)                                  Anything herein to the contrary notwithstanding:

(i)                                     the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii)                                  the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and

(iii)                               in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

9.4.                              Indemnity Escrow Fund.  Immediately upon the consummation of the Closing, pursuant to the terms of this Agreement and the Indemnity Escrow Agreement, the Indemnity Escrow Deposit will be deposited with the Escrow Agent to be held as part of the Indemnity Escrow Fund serving as collateral security for Seller’s obligations under Section 1.6 hereof, Seller’s obligations to indemnify the Buyer Indemnified Parties under this Article 9, PBC Seller’s obligations to indemnify the “Buyer Indemnified Parties” (as defined in the PBC APA) under Article 9 of the PBC APA and for PBC Seller’s obligations under Section 1.6 of the PBC APA.  The Indemnity Escrow Fund will be administered in accordance with the terms and provisions of this Agreement and the Indemnity Escrow Agreement.

9.5.                              Exclusive Remedies.  Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Seller contained in this Agreement or any Buyer Ancillary Agreements or Seller Ancillary Agreements, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings of any indemnified party; provided, however, that nothing contained in this Agreement shall relieve or limit the liability of any party from any liability or Damages arising out of or resulting from such party’s fraud in connection with the transactions contemplated in this Agreement, the Seller Ancillary Agreements or the Buyer Ancillary Agreements.

ARTICLE 10
TERMINATION AND REMEDIES

10.1.                        Termination.  Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

(a)                                  by mutual written agreement of Buyer and Seller;

(b)                                 by written notice of Buyer to Seller if Seller or PBC Seller breaches any of its representations or warranties or defaults in the performance of any of its covenants or agreements contained in this Agreement or the PBC APA, as the case may be, and such breach or default is material (as to the Stations, taken as a whole) in the context of the transactions contemplated hereby or under the PBC APA and is not cured within the Cure Period (as defined below) or “Cure Period” (as defined under the PBC APA);

(c)                                  by written notice of Seller to Buyer if Buyer or PBC Buyer breaches any of its representations or warranties or defaults in the performance of any of its covenants or agreements contained in this Agreement or the PBC APA, as the case may be, and such breach or default is material in the context of the transactions contemplated hereby or under the PBC APA and is not cured within the Cure Period or “Cure Period” (as defined under the PBC APA); provided, however, that the Cure Period shall not apply to Buyer’s obligations to pay the Purchase Price at Closing in the circumstances where all of the conditions to Buyer’s obligations to consummate the Closing (other than those under Article 7 to be performed at Closing) have been satisfied or waived;

(d)                                 subject to Schedule 1.8, by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur on or before the nine (9) month anniversary of the date hereof (such date, the “Outside Date”), except if the failure of the Closing to occur is the result of an act or omission by such terminating party who is in breach of this Agreement; provided, however, that the Outside Date shall be extended as follows: (i) if the FCC Consent has been granted prior to the nine (9) month anniversary of the date hereof, but has not become a Final Order as of such date, the Outside Date shall be deemed to be the twelve (12) month anniversary of the date hereof; and (ii) if, as of the nine (9) month anniversary of the date hereof, there are one or more petitions to deny, petitions for reconsideration or informal objections that have been filed with the FCC and that challenge or request the denial of the FCC Application, reconsideration of the FCC Consent or otherwise seek a condition upon the grant of the FCC Consent, the Outside Date shall be deemed to be the twelve (12) month anniversary of the date hereof; and provided further that, for purposes of this Section 10.1(d), the terms “FCC Application” and “FCC Consent” shall have both the meanings ascribed to such terms in this Agreement and the meanings ascribed to such terms in the PBC APA;

(e)                                  by written notice of Seller to Buyer if “Closing” (as defined in the PBC APA) does not occur on or before the Outside Date, except if the failure of the “Closing” (as defined in the PBC APA) to occur is the result of an act or omission by “Seller” (as defined in the PBC APA) who is in breach of the PBC APA;

(f)                                    by written notice of Buyer to Seller if “Closing” (as defined in the PBC APA) does not occur on or before the Outside Date, except if the failure of the “Closing” (as defined in the PBC APA) to occur is the result of an act or omission by “Buyer” (as defined in the PBC APA) who is in breach of the PBC APA;

(g)                                 as provided in Section 5.4 or Section 5.6; or

(h)                                 by written notice of Seller to Buyer or Buyer to Seller upon the termination of the PBC APA in accordance with its terms, except that this Section 10.1(h) shall not apply if this Agreement could otherwise be terminated by a party pursuant to Section 10.1(b) or Section 10.1(c) above.

10.2.                        Cure Period.  Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement, and such notice shall include a description of the breach.  The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) calendar days thereafter or (ii) five (5) business days after the day otherwise scheduled for Closing; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing Date.

10.3.                        Termination and Survival.  Neither party may terminate under Section 10.1(b), Section 10.1(c) or Section 10.1(h) if it or PBC Seller or PBC Buyer (as applicable) is then in material breach or default under this Agreement or the PBC APA, as the case may be.  Subject to Section 10.4, Section 10.5, Section 10.6 and Section 10.7 below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement that occurred prior to the date of termination.  Notwithstanding anything contained herein to the contrary, this Section 10.3 and Section 5.1 (Confidentiality), Section 10.5 (Liquidated Damages), Section 10.6 (Limitation on Damages), Section 10.7 (Return of Escrow Deposit), Section 10.8 (Further Limitation), Section 11.1 (Expenses), Section 11.6 (Entire Agreement), Section 11.9 (Governing Law), Section 11.10 (Neutral Construction), Section 11.12 (Counterparts; Delivery by Facsimile/Email) and Section 11.13 (Interpretation) shall survive any termination of this Agreement.

10.4.                        Specific Performance.  The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, subject to obtaining any required Governmental Consents, to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that the party seeking specific performance shall be entitled to enforce specifically (a) a party’s obligations under Section 1.9; (b) Buyer’s obligation to draw upon and cause the Financing to be funded, if available; and (c) a party’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price, if applicable), if the conditions set forth in Article 6 or 7, as applicable, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.  The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

10.5.                        Liquidated Damages.  If Seller or PBC Seller terminates this Agreement or the PBC APA pursuant to Section 10.1(c) hereof or thereof, in each case as applicable, then the Escrow Deposit Fund shall be paid to Seller (or as directed by Seller and PBC Seller) pursuant to the terms of this Agreement and the Escrow Agreement, and such payment shall constitute liquidated damages.  In the event of such a termination, Seller and PBC Seller shall, in addition, be entitled to prompt payment on demand from Buyer or PBC Buyer of the reasonable attorneys’ fees and costs actually incurred by them in enforcing their rights under this Agreement and the PBC APA.  Buyer acknowledges and agrees that the recovery of the Escrow Deposit Fund as set forth herein shall constitute payment of liquidated damages and not a penalty and that such liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s or PBC Buyer’s material breach or default under this Agreement or the PBC APA, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.  The parties acknowledge and agree that the Escrow Deposit Fund covers liquidated damages under both this Agreement and the PBC APA.

10.6.                        Limitation on Damages.  If Buyer or PBC Buyer terminates this Agreement or the PBC APA pursuant to Section 10.1(b) hereof or thereof, then the aggregate amount of losses and damages for which Seller and PBC Seller shall be liable shall not exceed in the aggregate $33,500,000 (the “Damages Cap”).  The parties acknowledge and agree that the Damages Cap shall serve as a cap on the aggregate amount of losses and damages for which Seller and PBC Seller shall be liable as a result of a termination of this Agreement or the PBC APA pursuant to Section 10.1(b) hereof or thereof and that this Section 10.6 shall work in concert with Section 10.6 of the PBC APA.

10.7.                        Return of Escrow Deposit.  In all cases other than a termination of this Agreement or the PBC APA pursuant to Section 10.1(c) hereof or thereof which shall result in the payment of the Escrow Deposit Fund to Seller (or as directed by Seller and PBC Seller) in accordance with Section 10.5 hereof, the Escrow Deposit Fund shall be released to Buyer upon a termination of this Agreement in accordance with its terms.

10.8.                        Further Limitation.  Notwithstanding anything to the contrary contained in this Agreement, none of the Financing Sources shall have any liability to Sellers or any of their affiliates or any other person (other than Buyer and its permitted assigns in respect of the Financing) relating to or arising out of this Agreement or the Financing, whether at law or equity, in contract or in tort or otherwise, and none of Sellers or any of their affiliates or any other person (other than Buyer and its permitted assigns in respect of the Financing) shall have any rights or claims against any of the Financing Sources under this Agreement or the Financing, whether at law or equity, in contract or in tort, or otherwise.

ARTICLE 11
MISCELLANEOUS

11.1.                        Expenses.  Except as may be otherwise specified herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.  All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Buyer and one-half by Seller, except that if more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings.  Buyer and Seller shall each be responsible for one-half of all governmental recording, sales, use and other similar transfer taxes, fees and charges (not including any Taxes on or measured by income) applicable to the transfer of the Station Assets under this Agreement.  Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

11.2.                        Further Assurances.  After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

11.3.                        Assignment.  Neither party may assign this Agreement by operation of law or otherwise without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights, interests and obligations hereunder to any affiliate of Buyer without the consent of Seller, provided (i) that no such assignment shall relieve Buyer of its obligations hereunder and (ii) such affiliate shall be qualified under the Communications Laws in accordance with Section 3.5 hereof.  The terms of this Agreement shall bind and inure to the benefit of the parties’ respective permitted successors and assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

11.4.                        Notices.  Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Buyer:	LIN Television Corporation One West Exchange Street, Suite 5A Providence, RI 02903 Attention: Denise M. Parent, Esq. Telephone No.: 401-457-9511 Facsimile No.: 401-454-2817

with a copy (which shall not constitute notice) to:	Paul Hastings LLP 875 15th Street, N.W. Washington, DC 20005 Attention: Eric D. Greenberg, Esq. Telephone No.: 202-551-1343 Facsimile No.: 202-551-0343

if to Seller:	NVT Networks, LLC 11766 Wilshire Blvd, Suite 405 Los Angeles, CA 90025 Attention: Jason Elkin Telephone No.: 310-478-3200 Facsimile No.: 310-478-3222

and to:	NVT Networks, LLC 3500 Lenox Road, Suite 640 Atlanta, GA 30326 Attention: John Heinen Telephone No.: 404-995-4711 Facsimile No.: 404-995-4712

and to:	NVT License Company, LLC 1005 North Glebe Road, Suite 550 Arlington, VA 22101 Attention: C. Thomas McMillen Telephone No.: 703-528-7073 Facsimile No.: 703-528-0956

with a copy (which shall not constitute notice) to:	Locke Lord LLP 3333 Piedmont Road NE, Suite 1200 Terminus 200 Atlanta, GA 30305 Attention: Neil H. Dickson, Esq. Telephone No.: 404-870-4617 Facsimile: 404-872-5547

11.5.                        Amendments.  No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.  Notwithstanding anything to the contrary in this Agreement, Section 10.8, this Section 11.5, Section 11.8 and Section 11.9(d) (and the related definitions of this Agreement solely to the extent an amendment or modification thereof would serve to modify the substance or provisions of such Sections in any material and adverse respect), to the extent those provisions relate to the Financing Sources or the Commitment Letters, may not be amended, modified, or supplemented in a manner that is materially adverse to the Financing Sources, without the prior written consent of the Financing Sources, which consent shall not be unreasonably withheld, conditioned or delayed.

11.6.                        Entire Agreement.  The Schedules and Exhibits hereto are hereby incorporated into this Agreement.  This Agreement, together with any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect.  No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement (or in any other agreement or any of the Buyer Ancillary Agreements or Seller Ancillary Agreements executed on the date hereof or thereof in connection herewith).

11.7.                        Severability.  If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

11.8.                        No Beneficiaries.  Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns (provided that the Financing Sources shall be express third party beneficiaries of the provisions of Section 10.8, Section 11.5, this Section 11.8 and Section 11.9(d) to the extent those provisions relate to the Financing Sources or the Commitment Letters).

11.9.                        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                  The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this Section 11.9 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.9 and shall not be deemed to confer rights on any third party.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)                                  BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(d)                                 Notwithstanding the foregoing, each of the parties hereto agrees that (i) any claim, suit, action or other proceeding involving the Financing Sources arising out of or relating to this Agreement, the Commitment Letters or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, (ii) it will not, and it will not permit any of its affiliates to, bring or support any third party in bringing any claim, suit, action or other proceeding in any court other than the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County and (iii) it waives any right to trial by jury in respect of any such claim, suit, action or other proceeding.

11.10.                  Neutral Construction.  Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations.  This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

11.11.                  Cooperation.  After Closing, each party shall cooperate with the other in the investigation, defense or prosecution of any third party Action which is pending or threatened against either party or its affiliates with respect to the Stations or the Station Assets, whether or not any party has notified the other of a claim for indemnity with respect to such matter.  Without limiting the generality of the foregoing, Buyer shall make available its Transferred Employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request.  Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket third party expenses incurred in connection with the performance of Buyer’s obligations under this Section 11.11.

11.12.                  Counterparts; Delivery by Facsimile/Email.  This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.13.      Interpretation.  Article titles and section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.  The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.  Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular.  Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that (a) the terms “Seller” or “Sellers” shall include and mean, as applicable, any and each applicable Seller or Sellers individually and not just Sellers collectively or as a group and (b) the term “Station” or “Stations” shall include and mean, as applicable, any and each applicable Station or Stations individually and not just the Stations collectively or as a group, except where use of the phrase “Stations, taken as a whole” is otherwise used herein.  When used in this Agreement, unless the context clearly requires otherwise, (i) words such as “herein,” “hereof,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole, (ii) the term “including” shall not be limiting, (iii) the word “or” shall not be exclusive, (iv) the term “ordinary course” or “ordinary course of business” shall refer to the ordinary manner in which Seller operates the Business consistent with reasonable past practices, (v) the term “knowledge” as used in Article 2 hereof shall mean the actual personal knowledge of Jason Elkin, John Heinen, Eric Simontis, Steve Spendlove or any general manager of a Station, (vi) the term “knowledge” as used in Article 3 hereof shall mean the actual personal knowledge of the chief executive officer, chief financial officer and chief legal officer of Buyer, (vii) the terms “Dollars”, “dollars” and “$” each mean lawful money of the United States of America, (viii) the term “Buyer Principal Liaisons” shall mean and include Richard J. Schmaeling, Scott M. Blumenthal and Denise M. Parent or any of their respective successors and (ix) the phrase “Stations, taken as a whole” shall be deemed to refer to, collectively, all Stations (including the Business of each such Station) and the PBC Stations.

11.14.      Bulk Transfer.  Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	LIN TELEVISION CORPORATION

By:
Name:
Title:

SELLER:	NVT NETWORKS, LLC

By:
Name:
Title:

NVT LICENSE COMPANY, LLC

	By:	NVT License Holdings, LLC, sole member

By:
Name:
Title:

NVT BIRMINGHAM, LLC

By:
Name:
Title:

NVT BIRMINGHAM LICENSEE, LLC

	By:	NVT License Company, LLC, sole member of the company

	By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

NVT MASON CITY, LLC

By:
Name:
Title:

NVT MASON CITY LICENSEE, LLC

By:	NVT License Company, LLC, sole member of the company

By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

NVT PORTLAND, LLC

By:
Name:
Title:

NVT PORTLAND LICENSEE, LLC

By:	NVT License Company, LLC, sole member of the company

By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

NVT HAWAII, LLC

By:
Name:
Title:

NVT HAWAII LICENSEE, LLC

By:	NVT License Company, LLC, sole member of the company

By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

NVT WICHITA, LLC

By:
Name:
Title:

NVT WICHITA LICENSEE, LLC

By:	NVT License Company, LLC, sole member of the company

By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

NVT TOPEKA, LLC

By:
Name:
Title:

NVT TOPEKA LICENSEE, LLC

By:	NVT License Company, LLC, sole member of the company

By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

NVT SAVANNAH, LLC

By:
Name:
Title:

NVT SAVANNAH LICENSEE, LLC

By:	NVT License Company, LLC, sole member of the company

By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

NVT YOUNGSTOWN, LLC

By:
Name:
Title:

NVT YOUNGSTOWN LICENSEE, LLC

By:	NVT License Company, LLC, sole member of the company

By:	NVT License Holdings, LLC, sole member of NVT License Company, LLC

By:
Name:
Title:

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT